Exhibit 99.1
Selected Financial Data
The following selected financial information should be read in conjunction with our financial statements and the accompanying notes.

				Six Months Ended	Years Ended
	Years Ended December 31,			December 31,	June 30,
	2008	2007	2006	2005	2005	2004
	(In thousands, except per share amounts)
Consolidated Statement of Operations data:

Total revenues	$271,178	$194,941	$177,465	$48,715	$56,612	$9,799
Loss from continuing operations	$(468,268)	$(148,962)	$(12,033)	$(27,205)	$(11,370)	$(12,151)
Net income attributable to Delta common stockholders	$(456,064)	$(149,807)	$2,916	$219	$15,050	$5,056
Income (loss) attributable to Delta common stockholders
Per Common Share:
Basic	$(4.77)	$(2.44)	$.06	$—	$.37	$.19
Diluted	$(4.77)	$(2.44)	$.05	$—	$.36	$.17

Consolidated Balance Sheet data:

Total assets	$1,894,963	$1,110,054	$932,614	$694,203	$512,983	$272,704
Total long-term debt, including current portion	$637,473	$393,468	$367,263	$248,733	$219,478	$69,739
Total Delta stockholders’ equity	$762,390	$532,855	$431,523	$321,264	$221,623	$185,997
Total non-controlling interest	$29,104	$27,296	$27,390	$15,496	$14,614	$245
Total equity	$791,494	$560,151	$458,913	$336,760	$236,237	$186,242
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
We are a Denver, Colorado based independent oil and gas company engaged primarily in the exploration for, and the acquisition, development, production, and sale of, natural gas and crude oil. Our core areas of operation are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of our proved reserves, production and long-term growth prospects. We have a significant drilling inventory that consists of proved and unproved locations, the majority of which are located in our Rocky Mountain development projects. At December 31, 2008, we had estimated proved reserves that totaled 884.4 Bcfe, of which 20.5% were proved developed, with an after-tax PV-10 value of $159.4 million. For the year ended December 31, 2008, we reported net production of 68.2 Mmcfe per day.
As of December 31, 2008, our reserves were comprised of approximately 827.7 Bcf of natural gas and 9.5 Mmbbls of crude oil, or 93.6% gas on an equivalent basis. Approximately 95% of our proved reserves were located in the Rocky Mountains, 5% in the Gulf Coast and less than 1% in other locations. We expect that our drilling efforts and capital expenditures will focus increasingly on the Rockies, where approximately 80% of our fiscal 2009 drilling budget is allocated and more than one-half of our undeveloped acreage is located. As of December 31, 2008, we controlled approximately 893,000 net undeveloped acres, representing approximately 97% of our total acreage position. We retain a high degree of operational control over our asset base, with an average working interest in excess of 85% (excluding our Columbia River Basin properties) as of December 31, 2008. This provides us with controlling interests in a multi-year inventory of drilling locations, positioning us for continued reserve and production growth through our drilling operations when commodity prices support such activity. We also have a controlling ownership interest in a drilling company, providing the benefit of access to 19 drilling rigs primarily located in the Rocky Mountain Region. We concentrate our exploration and development efforts in fields where we can apply our technical exploration and development expertise, and where we have accumulated significant operational control and experience.

Recent developments
During the year ended December 31, 2008:
•	We increased proved reserves to 884.4 Bcfe at December 31, 2008, an increase of 135.4%, or 81.0% before considering current year purchases, compared to proved reserves as of December 31, 2007 of 375.6 Bcfe.

•	Continued success from our Rocky Mountain drilling activities has increased our production from continuing operations by 48% for the year ended December 31, 2008 to 24.9 Mcfe, compared to 16.9 Mcfe for the prior year period.

•	We commenced drilling of our first operated Columbia River Basin well and attracted a joint venture partner, selling a 50% working interest participation in all of our Columbia River Basin leasehold interests, including our current exploration project.

•	We recorded an impairment provision to our proved and unproved properties and other assets for the year ended December 31, 2008 totaling approximately $327.1 million, primarily related to Texas, Utah, and our offshore California field. The impairments resulted primarily from the significant decline in commodity pricing during the fourth quarter of 2008. In addition, we recorded impairments to our Paradox Basin pipeline, certain DHS rigs and we wrote off DHS’s goodwill.

•	Subsequent to year-end, on March 2, 2009, we entered into the Forbearance Agreement and Amendment to the Credit Facility pursuant to which the lenders under our Credit Facility agreed to forbear from taking certain actions (including accelerating amounts due under the Credit Facility) as a result of our violations of certain of our covenants under the Credit Facility. In addition, the agreement amends our 2009 debt to EBITDAX covenant to a senior secured debt to EBITDAX covenant, reduces the borrowing base from $295.0 million to $225.0 million, thereby requiring us to repay the $70.0 million borrowed in excess of the borrowing base, as discussed below, and increases our variable interest rates. The Forbearance Agreement and Amendment to the Credit Facility requires that we raise net proceeds of at least $140.0 million through our capital raising efforts on or before the forbearance termination date.
2009 Outlook
We expect our 2009 oil and gas production to stay relatively flat to 2008 levels due to the limited drilling program we expect for 2009. For calendar year 2009, we have preliminarily established a drilling and completion budget of approximately $52.0 million. We are concentrating a substantial portion of this budget on the development of our Piceance Basin assets in the Rockies, and to a lesser extent, our Columbia River Basin exploration.
The exploration for and the acquisition, development, production, and sale of, natural gas and crude oil are highly competitive and capital intensive. As in any commodity business, the market price of the commodity produced and the costs associated with finding, acquiring, extracting, and financing the operation are critical to profitability and long-term value creation for stockholders. Generating reserve and production growth represents an ongoing focus for management, and is made particularly important in our business given the natural production and reserve decline associated with producing oil and gas properties. In the current depressed commodity price and general economic environment, we, and others in our industry, face major short-term challenges, including our continued ability to satisfy our debt covenants, to meet our obligations as they become due, and to sustain ourselves as a going concern.
We have taken the following steps to mitigate the challenges we face. We have entered into the Forbearance Agreement and Amendment to the Credit Facility, and are actively engaged in pursuing potential capital raising activities such as sales of debt or equity securities, asset sales and potential joint ventures or other industry partnerships in order to pay down our debt outstanding and reduce our payables, we have reduced our capital expenditure program, and we intend to implement additional cost saving measures.
Our longer-term business strengths include a multi-year inventory of attractive drilling on long-lived Rockies properties, which we believe will allow us to grow reserves and replace and expand production organically without having to rely solely on acquisitions.

Liquidity and Capital Resources
Liquidity is a measure of a company’s ability to access cash. As shown in the accompanying financial statements, we experienced a net loss attributable to Delta common stockholders of $456.1 million for the year ended December 31, 2008, we were not in compliance with certain of the debt covenants under our Credit Facility, and are facing significant immediate requirements to fund obligations in excess of our existing sources of liquidity. Our accompanying financial statements have been prepared assuming we will continue as a going concern; however, due to our deficiency in short-term and long-term liquidity, our ability to continue as a going concern is dependent on our success in generating additional sources of capital in the near future. We have received a report from our independent registered public accounting firm on our consolidated financial statements for the year ended December 31, 2008, in which our auditors have included an explanatory paragraph indicating that we have suffered recurring losses from operations, have a working capital deficiency and were not in compliance with our debt covenants as of December 31, 2008 which raise substantial doubt about our ability to continue as a going concern.
During the year ended December 31, 2008, we had an operating loss of $464.5 million, but generated cash from operating activities of $140.7 million and obtained cash from financing activities of $897.6 million. During this period we spent $457.9 million on oil and gas development, $221.8 million on oil and gas acquisitions (or $179.8 million, net of $42.0 million proceeds from dispositions) and $53.0 million on drilling and trucking capital expenditures (or $49.8 million, net of $3.2 million proceeds from dispositions). At December 31, 2008, we had $65.5 million in cash, total assets of $1.9 billion and a debt to capitalization ratio of 44.6%. Debt, excluding installments payable on property acquisition which are secured by restricted cash deposits, totaled $637.4 million at December 31, 2008, comprised of $388.3 million of bank debt ($295 million of which was classified as current at December 31, 2008), $149.5 million of senior subordinated notes and $99.6 million of senior convertible notes.
In November 2008, we refinanced our senior Credit Facility increasing our total borrowing base to $590.0 million, of which $295.0 million was initially available. Our covenants require a minimum current ratio of 1 to 1, excluding the fair value of derivative instruments, and a consolidated debt to EBITDAX (earnings before interest, taxes, depreciation, amortization and exploration) of less than 4.5 to 1.0 for the quarter ended December 31, 2008, and 4.25 to 1.0 for the period ended March 31, 2009, 4.0 to 1.0 for the period ended June 30, 2009, 3.75 to 1.0 for the period ended September 30, 2009 and 3.5 to 1.0 for the period ended December 31, 2009 and each quarter thereafter. This consolidated debt to EBITDAX covenant was modified by the Forbearance Agreement and Amendment to the Credit Facility to require that senior secured debt to consolidated EBITDAX for the preceding four consecutive quarters be less than 4.0 to 1.0. These financial covenant calculations include only wholly-owned subsidiaries. At December 31, 2008, we were not in compliance with our minimum current ratio and accounts payable covenants under the Credit Facility and accordingly we have classified the $294.5 million of debt outstanding under the bank Credit Facility at December 31, 2008 as a current liability in the accompanying consolidated balance sheet.
In addition, pursuant to the Forbearance Agreement and Amendment to the Credit Facility, the borrowing base under our Credit Facility will be reduced upon the successful completion of our capital raising efforts to $225.0 million, which will require a repayment of $70.0 million based on outstanding borrowings of $293.8 million at March 2, 2009. Under the Forbearance Agreement and Amendment to the Credit Facility the lenders have provided us relief for a period ending April 15, 2009 at the earliest and no longer than June 15, 2009 depending on the progress of our capital raising efforts, from acting upon their rights and remedies as a result of our violation of accounts payable and current ratio covenants. The Forbearance Agreement and Amendment to the Credit Facility requires that we raise net proceeds of at least $140.0 million through our capital raising efforts on or before the forbearance termination date in order to reduce our outstanding Credit Facility borrowings and reduce accounts payable. It also limits our capital expenditures in the second and third quarter of 2009, though these limitations are consistent with our capital expenditure plans. (See Note 21 in the accompanying consolidated financial statements).
We have approximately $159.0 million of accounts payable at December 31, 2008, which if not timely paid could result in liens filed against our properties or withdrawal of trade credit provided by vendors, which in turn could limit our availability to conduct operations on our properties. We are pursuing additional capital from a variety of potential sources, including sales of debt or equity securities, asset sales, joint ventures and other similar industry partnerships.
In August 2008, DHS closed a new $150.0 million credit facility with Lehman Brothers Commercial Paper, Inc. (Lehman) as administrative agent. At December 31, 2008, DHS owed $93.8 million under its credit facility and as a result of the Lehman bankruptcy, DHS has no additional availability under its credit facility. In the event that DHS is not successful in obtaining alternative financing or making satisfactory arrangements with the Lehman bankruptcy trustee, it likely that DHS will be in default of its debt covenants under its credit facility in 2009 unless market conditions improve significantly. In such event, all of the amounts due under the credit facility would become immediately due and payable.
As of December 31, 2008, our corporate rating and senior unsecured debt rating were Caa1 and Caa2, respectively, as issued by Moody’s Investors Service. Moody’s outlook is “stable.” As of December 31, 2008, our corporate credit and senior unsecured debt ratings were B- and CCC+, respectively, as issued by Standard and Poor’s (“S&P”). S&P’s outlook on the rating was “stable.” Subsequent to year-end, S&P placed our corporate rating on “credit watch” due to liquidity and debt concerns. Further, Moody’s downgraded our corporate rating and senior unsecured debt rating to Caa2 and Caa3, respectively. In addition, Moody’s outlook on the rating was changed to “negative.”
Our future cash requirements are largely dependent upon the number and timing of projects included in our capital development plan, most of which are discretionary. We have historically addressed our long-term liquidity requirements through the issuance of debt and equity securities when market conditions permit, through cash provided by operating activities, sales of oil and gas properties, and through borrowings under our credit facility.
The prices we receive for future oil and natural gas production and the level of production have a significant impact on our operating cash flows. We are unable to predict with any degree of certainty the prices we will receive for our future oil and gas production and the success of our exploration and production activities in generating additional production.
There can be no assurance that the actions undertaken by us will be sufficient to repay the obligations under the Credit Facility as required by the Forbearance Agreement and Amendment to the Credit Facility, or, if not, or if additional defaults occur under that facility, that the lenders will be willing to waive further defaults or amend the facility. In addition, there can be no assurance that results of operations and other sources of liquidity, including asset sales, will be sufficient to meet contractual, operating and capital obligations. The financial statements do not include any adjustments that might result from the outcome of uncertainty regarding our ability to raise additional capital, sell assets, obtain sufficient funds to meet our obligations or to continue as a going concern.
Although we believe that through cash on hand, cash flows from operations, and assuming the success of our capital raising efforts as discussed above, we will have access to adequate capital to meet our obligations as they come due and fund our limited development plan for the next 12 months, we continue to examine additional sources of long-term capital, including a restructured debt facility, the issuance of debt instruments, the sale of preferred and common stock, the sales of non-strategic assets, and joint venture financing. Availability of these sources of capital and, therefore, our ability to execute our operating strategy and meet our near term liquidity challenges, will depend upon a number of factors, many of which are beyond our control.

Results of Operations
The following discussion and analysis relates to items that have affected our results of operations for the years ended December 31, 2008, 2007 and 2006. The following table sets forth (in thousands), for the periods presented, selected historical statements of operations data. The information contained in the table below should be read in conjunction with our consolidated financial statements and accompanying notes included herein.

	Years Ended December 31,
	2008	2007	2006
Revenue:
Oil and gas sales	$221,733	$123,729	$102,540
Contract drilling and trucking fees	49,445	58,358	59,603
Gain on sale of oil and gas properties	—	—	20,034
Gain (loss) on hedging instruments, net	—	12,854	(4,712)

Total revenue	271,178	194,941	177,465

Operating Expenses:
Lease operating expense	33,508	20,882	17,811
Transportation expense	11,395	4,074	1,089
Production taxes	12,075	7,463	5,308
Exploration expense	10,975	9,062	4,690
Dry hole costs and impairments	438,963	87,459	16,001
Depreciation, depletion and amortization — oil and gas	99,125	73,875	55,245
Drilling and trucking operating expenses	32,594	37,698	35,504
Goodwill and drilling equipment impairments	29,349	—	—
Depreciation and amortization — drilling and trucking	14,134	16,021	13,010
General and administrative expense	53,607	49,621	35,696

Total operating expenses	735,725	306,155	184,354

Operating loss	(464,547)	(111,214)	(6,889)

Other income and (expense):
Interest expense and financing costs	(45,489)	(31,899)	(26,891)
Interest income	10,132	2,080	575
Other income (expense)	(5,210)	376	(154)
Realized gain on derivative instruments, net	18,383	917	—
Unrealized gain (loss) on derivative instruments, net	3,365	(3,819)	11,722
Gain on sale of investment in LNG	—	—	1,058
Income (loss) from unconsolidated affiliates	3,375	(393)	—

Total other income (expense)	(15,444)	(32,738)	(13,690)

Loss from continuing operations before income taxes, discontinued operations, and extraordinary items	(479,991)	(143,952)	(20,579)
Income tax expense (benefit)	(11,723)	5,010	(8,546)

Loss from continuing operations	(468,268)	(148,962)	(12,033)
Income from discontinued operations of properties sold or held for sale, net of tax	—	1,922	5,272
Gain (loss) on sale of discontinued operations, net of tax	718	(3,998)	6,712
Extraordinary gain, net of tax	—	—	5,560

Net income (loss)	(467,550)	(151,038)	5,511

Less net (income) loss attributable to non-controlling interest	11,486	1,231	(2,595)

Net income (loss) attributable to Delta common stockholders	$(456,064)	$(149,807)	$2,916

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
Net Income (Loss) Attributable to Delta Common Stockholders. Net loss attributable to Delta common stockholders was $456.1 million, or $4.77 per diluted common share, for the year ended December 31, 2008, compared to net loss attributable to Delta common stockholders of $149.8 million or $2.44 per diluted common share, for the year ended December 31, 2007. Loss from continuing operations attributable to Delta common stockholders increased from $147.7 million for the year ended December 31, 2007 to a loss of $456.8 million for the year ended December 31, 2008, due primarily to $327.1 million of impairments recorded during the fourth quarter due to the significant decline in commodity prices. In addition, we recognized $111.9 million of dry hole costs in the Paradox, Hingeline and other areas.
Oil and Gas Sales. During the year ended December 31, 2008, oil and gas sales from continuing operations were $221.7 million, as compared to $123.7 million for the comparable period a year earlier. During the year ended December 31, 2008, production from continuing operations increased by 48% and the average gas price increased 33%. The average gas price received during the year ended December 31, 2008 was $6.87 per Mcf compared to $5.17 per Mcf for the year earlier period. The average oil price received during the year ended December 31, 2008 increased to $92.12 per Bbl compared to $67.39 per Bbl for the year earlier period.
Net gains from effective hedging activities were $12.9 million for the year ended December 31, 2007. The gain in 2007 relates to effective hedging instruments during the period. These gains are recorded as an increase in revenues. For the year ended December 31, 2008, all realized hedging gains are included in other income.
Contract Drilling and Trucking Fees. At December 31, 2008 DHS owned 19 drilling rigs with depth ratings of approximately 10,000 to 25,000 feet. We have the right to use all of the rigs on a priority basis, although currently only two are working on Delta operated wells. Drilling and trucking revenues for the year ended December 31, 2008 decreased to $49.4 million compared to $58.4 million for the prior year period. Drilling and trucking revenues decreased in 2008 due to the average number of rigs working for Delta from 9 average rigs in 2008 compared to 6 average rigs for the prior year. Drilling and trucking revenues earned on wells drilled for Delta have been eliminated in consolidation.
Production and Cost Information
Production volumes, average prices received and cost per equivalent Mcf for the years ended December 31, 2008 and 2007 are as follows:

	Years Ended December 31,
	2008	2007

Production — Continuing Operations:
Oil (MBbl)	993	1,003
Gas (MMcf)	18,948	10,866
Production — Discontinued Operations:
Oil (MBbl)	—	82
Gas (MMcf)	—	387

Total Production (MMcfe)	24,908	17,763

Average Price — Continuing Operations:
Oil (per barrel)	$92.12	$67.39
Gas (per Mcf)	$6.87	$5.17

Costs per Mcfe — Continuing Operations:
Lease operating expense	$1.35	$1.24
Production taxes	$.48	$.44
Transportation costs	$.46	$.24
Depletion expense	$3.87	$4.26
Lease Operating Expense. Lease operating expenses for the year ended December 31, 2008 were $33.5 million compared to $20.9 million for the year earlier period. Lease operating expense from continuing operations for the year ended December 31, 2008 increased proportionately with production. The average lease operating expense per Mcfe was $1.35 per Mcfe as compared to $1.24 per Mcfe for the year earlier period.
Exploration Expense. Exploration expense consists of geological and geophysical costs and lease rentals. Our exploration costs for the year ended December 31, 2008 were $11.0 million compared to $9.1 million for the year earlier period. 2008 exploration activities primarily include seismic shoots in two areas.
Dry Hole Costs and Impairments. We incurred dry hole costs of approximately $111.9 million for the year ended December 31, 2008 compared to $28.1 million for the comparable period a year ago. For the year ended December 31, 2008, our dry hole costs related primarily to Greentown and Hingeline exploratory projects in Utah. For the year ended December 31, 2007, the dry hole costs related primarily to seven exploratory projects, three in Texas, two in Wyoming, one in Colorado and one in Utah.
During the year ended December 31, 2008, we recorded an impairment provision to our proved and unproved properties totaling approximately $305.6 million primarily related to the Newton, Midway Loop, Opossum Hollow and Angleton fields in Texas ($192.5 million), Paradox field in Utah ($30.5 million), Howard Ranch and Bull Canyon fields in the Rockies ($32.0 million), Utah Hingeline ($40.8 million) and our offshore California field ($9.8 million). In addition, we recorded impairments to our Paradox pipeline of $21.5 million. The impairments resulted primarily from the significant decline in commodity pricing during the fourth quarter of 2008 and unsuccessful drilling results.
During the year ended December 31, 2007, we recorded impairments totaling approximately $59.4 million primarily related to the Howard Ranch and Fuller fields in Wyoming ($38.4 million and $10.3 million, respectively), and the South Angleton field in Texas ($9.7 million), primarily due to lower Rocky Mountain natural gas prices and marginally economic deep zones on the Howard Ranch Prospect.
Depreciation, Depletion and Amortization — oil and gas. Depreciation, depletion and amortization expense increased 34% to $99.1 million for the year ended December 31, 2008, as compared to $73.9 million for the year earlier period. Depletion expense for the year ended December 31, 2008 was $96.5 million compared to $71.9 million for the year ended December 31, 2007. The 34% increase in depletion expense was due to a 48% increase in production from continuing operations, slightly offset by a 9% decrease in the depletion rate. Our depletion rate decreased to $3.87 per Mcfe for the year ended December 31, 2008 from $4.26 per Mcfe for the year earlier period. The decrease is partially due to lower finding costs per Mcfe on our 2008 Rockies drilling program and the effect of impairments recorded in 2008.
Drilling and Trucking Operating Expenses. We had drilling and trucking operating expenses of $32.6 million during the year ended December 31, 2008 compared to $37.7 million during the year ended December 31, 2007. The significant decrease in expenses was due to the increase in the average number of rigs working for Delta in 2008 than in the prior year.
Goodwill and Drilling Equipment Impairments. We performed our annual DHS goodwill impairment test during the quarter ended September 30, 2008; however, due to the deterioration in the market conditions and decreased utilization, we re-evaluated the DHS goodwill and the fair values of our rigs as of December 31, 2008. We determined that the book value of the rigs was impaired by $21.6 million. As a result of the analysis performed at year-end, we also wrote off the entire amount of DHS’s goodwill of $7.7 million.
Depreciation and Amortization — drilling and trucking. Depreciation and amortization expense — drilling and trucking decreased to $14.1 million for the year ended December 31, 2008 as compared to $16.0 million for the prior year period. This decrease can be attributed to a greater average number of rigs working for Delta in 2008 compared to the prior year.
General and Administrative Expense. General and administrative expense increased 8% to $53.6 million for the year ended December 31, 2008, as compared to $49.6 million for the comparable prior year period. The increase in general and administrative expenses is primarily attributed to an increase in staff and related personnel costs.
Interest and Financing Costs. Interest and financing costs increased 43% to $45.5 million for the year ended December 31, 2008, as compared to $31.9 million for the comparable year earlier period. The increase is primarily related to higher average debt balances on the Delta and DHS credit facilities and the non-cash accretion of discount on an installment obligation payable to EnCana Oil and Gas (USA) Inc. (“EnCana”). In addition, the year ended December 31, 2008 includes $4.2 million of non-cash accretion of debt discount compared to $2.7 million in the prior year period related to the 3 3/4% convertible notes issued in April 2007.

Interest Income. Interest income increased to $10.1 million for the year ended December 31, 2008 compared to $2.1 million for the comparable prior year period. The increase is primarily due to interest earned on our $300 million restricted deposit in connection with a joint development transaction with EnCana and invested cash received from the Tracinda transaction during the first quarter of 2008.
Other Income and (Expense). Other expense for the year ended December 31, 2008 includes $4.6 million of impairment charges related to our auction rate securities and $1.3 million related to a forfeited deposit for a rig acquisition that DHS was unable to close due to Lehman’s failure to fund under the DHS credit facility.
Realized Gain on Derivative Instruments, Net. Effective July 1, 2007, we discontinued cash flow hedge accounting. Beginning July 1, 2007, we recognize realized gains or losses in other income and expense instead of as a component of revenue. As a result, other income and expense includes $18.4 million and $917,000 of realized gains on derivative instruments for the years ended December 31, 2008 and 2007, respectively.
Unrealized Gain on Derivative Instruments, Net. As a result of the discontinuation of cash flow hedge accounting, we recognize mark-to-market gains or losses in current earnings instead of deferring those amounts in accumulated other comprehensive income. Accordingly, we recognized $3.4 million of unrealized gains on derivative instruments in other income and expense during the year ended December 31, 2008 compared to a loss of $3.8 million for the comparable prior year period, primarily due to lower commodity prices in the current year period.
Income Tax Benefit (Expense). Due to our continued losses, we were required by the “more likely than not” provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”), to record a valuation allowance for our deferred tax assets beginning with the second quarter of 2007. Our income tax benefit for the year ended December 31, 2008 of $11.7 million relates only to DHS, as no benefit was provided for Delta’s net operating losses.
Discontinued Operations. Discontinued operations for the year ended December 31, 2007 include the Kansas field, which was sold in January 2007, the Australia field and the New Mexico and East Texas properties, which were sold in March 2007, the North Dakota properties sold in September 2007, and the Washington County, Colorado properties sold in October 2007. The results of operations from these assets during the year ended December 31, 2007 was an income of $1.9 million, net of tax.
Gain (Loss) on Sale of Discontinued Operations. During the year ended December 31, 2008, we completed an asset exchange agreement where we acquired additional interests in our Midway Loop properties in exchange for cash and certain non-core properties. The transaction resulted in a gain on the disposition of the non-core properties of $718,000. During the year ended December 31, 2007, we sold non-core properties in Colorado, Kansas, Texas, New Mexico, Australia and North Dakota for combined proceeds of $46.4 million at a combined net loss of $4.0 million.
Net (Income) Loss Attributable to Non-Controlling Interest. Net (income) loss attributable to non-controlling interest represents the non-controlling investors’ percentage of their share of income or losses from DHS in which they hold an interest. During the years ended December 31, 2008 and 2007, DHS generated a loss resulting in a non-controlling interest credit to earnings.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006
Net Income (Loss) Attributable to Delta Common Stockholders. Net loss attributable to Delta common stockholders was $149.8 million, or $2.44 per diluted common share, for the year ended December 31, 2007, compared to net income attributable to Delta common stockholders of $2.9 million or $0.05 per diluted common share, for the year ended December 31, 2006.
Loss from continuing operations attributable to Delta common stockholders increased from $14.6 million for the year ended December 31, 2006 to a loss of $147.7 million for the year ended December 31, 2007, due primarily to dry hole costs and impairments, first half 2006 gains on undeveloped property sales and gains on ineffective derivative instruments that did not occur during 2007, and due to higher depreciation, depletion, and amortization expense, and increased general and administrative expense in 2007. Net loss increased significantly due to the valuation allowance required to be recorded against the Company’s deferred tax assets during the second quarter of 2007.
Oil and Gas Sales. During the year ended December 31, 2007, oil and gas sales from continuing operations were $123.7 million, as compared to $102.5 million for the comparable period a year earlier. During the year ended December 31, 2007, production from continuing operations increased by 35%, however, this was offset by a 14% decrease in the average gas price. The average gas price received during the year ended December 31, 2007 was $5.17 per Mcf compared to $5.98 per Mcf for the year earlier period, primarily due to the increase in the basis differential applicable to Rocky Mountain natural gas. The average oil price received during the year ended December 31, 2007 increased to $67.39 per Bbl compared to $61.74 per Bbl for the year earlier period.
Net gains (losses) from effective hedging activities were a $12.9 million gain and a $4.7 million loss for the year ended December 31, 2007 and 2006, respectively. The gain in 2007 realized hedges is primarily due to lower oil and gas prices. These gains (losses) are recorded as an increase or decrease in revenues.
Contract Drilling and Trucking Fees. Drilling revenues for the year ended December 31, 2007 remained flat at $52.1 million compared to $52.5 million for the prior year period. Drilling revenue is earned under daywork or turnkey contracts where we provide a drilling rig with required personnel to our third party customers who supervise the drilling of the well. We are paid based on a negotiated fixed rate per day while the rig is in use or on a negotiated fixed rate for drilling to a certain depth. During the mobilization period we typically earn a fixed amount of revenue based on the mobilization rate set in the contract. Drilling revenues earned on wells drilled for Delta have been eliminated through consolidation.
Trucking revenues for the year ended December 31, 2007 were $6.3 million compared to $7.1 million for the prior year period. Trucking revenues decreased in 2007 due to fewer rigs being transported in Wyoming where C&L Drilling operates.

Production and Cost Information
Production volumes, average prices received and cost per equivalent Mcf for the years ended December 31, 2007 and 2006 are as follows:

	Years Ended December 31,
	2007	2006(1)
Production — Continuing Operations:
Oil (MBbl)	1,003	1,073
Gas (MMcf)	10,866	6,076
Production — Discontinued Operations:
Oil (MBbl)	82	282
Gas (MMcf)	387	1,947

Total Production (MMcfe)	17,763	16,147

Average Price — Continuing Operations:
Oil (per barrel)	$67.39	$61.74
Gas (per Mcf)	$5.17	$5.98

Costs per Mcfe — Continuing Operations:
Lease operating expense	$1.24	$1.42
Production taxes	$.44	$.42
Transportation costs	$.24	$.09
Depletion expense	$4.26	$4.29

(1)	Revised for operations discontinued in 2007.
Lease Operating Expense. Lease operating expenses for the year ended December 31, 2007 were $20.9 million compared to $17.8 million for the year earlier period. Lease operating expense from continuing operations for the year ended December 31, 2007 was $1.24 per Mcfe as compared to $1.42 per Mcfe for the year earlier period.
Exploration Expense. Exploration expense consists of geological and geophysical costs and lease rentals. Our exploration costs for the year ended December 31, 2007 were $9.1 million compared to $4.7 million for the year earlier period. The year ended December 31, 2007 exploration activities increased and included the acquisition and processing of the seismic program related to acreage in Opossum Hollow, Texas, processing for 2D seismic costs in the central Utah Hingeline, and 3D seismic costs to evaluate leasehold positions for additional drilling locations in Wyoming.
Dry Hole Costs and Impairments. We incurred dry hole costs of approximately $28.1 million for the year ended December 31, 2007 compared to $4.3 million for the comparable period a year ago. For the year ended December 31, 2007, our dry hole costs related primarily to seven exploratory projects, three in Texas, two in Wyoming, one well in Colorado and one in Utah. For the year ended December 31, 2006, the dry hole costs related primarily to exploratory projects in Texas and Utah.
During the year ended December 31, 2007, we recorded impairments totaling approximately $59.4 million primarily related to the Howard Ranch and Fuller fields in Wyoming ($38.4 million and $10.3 million, respectively), and the South Angleton field in Texas ($9.7 million), primarily due to lower Rocky Mountain natural gas prices and marginally economic deep zones on the Howard Ranch Prospect.
During the year ended December 31, 2006, an impairment of $10.4 million was recorded on certain of our eastern Colorado properties primarily due to lower Rocky Mountain natural gas prices.
Depreciation, Depletion and Amortization — oil and gas. Depreciation, depletion and amortization expense increased 34% to $73.9 million for the year ended December 31, 2007, as compared to $55.2 million for the year earlier period. Depletion expense for the year ended December 31, 2007 was $71.9 million compared to $53.7 million for the year ended December 31, 2006. The 34% increase in depletion expense was due to a 35% increase in production from continuing operations, slightly offset by a 1% decrease in the depletion rate. Our depletion rate decreased to $4.26 per Mcfe for the year ended December 31, 2007 from $4.29 per Mcfe for the year earlier period. The decrease is partially due to lower finding costs per Mcfe on our extensive 2007 Rockies drilling program.
Drilling and Trucking Operating Expenses. We had drilling and trucking operating expenses of $37.7 million during the year ended December 31, 2007 compared to $35.5 million during the year ended December 31, 2006. The increase in expenses was due to the greater average overall number of rigs in operation for DHS in 2007 than in the prior year.

Depreciation and Amortization — drilling and trucking. Depreciation and amortization expense — drilling and trucking increased to $16.0 million for the year ended December 31, 2007 as compared to $13.0 million for the prior year period. This increase can be attributed to a greater average number of rigs that DHS owned in 2007 compared to the prior year.
General and Administrative Expense. General and administrative expense increased 39% to $49.6 million for the year ended December 31, 2007, as compared to $35.7 million for the comparable prior year period. The increase in general and administrative expenses is primarily attributed to an increase in non-cash equity compensation of $10.7 million and a 23% increase in technical and administrative staff and related personnel costs.
Gain on Sale of Oil and Gas Properties. In January and March 2006, Delta sold a combined 44% minority interest in CRBP. As the sale involved unproved properties, no gain on the partial sale of CRBP could be recognized until all of the cost basis of CRBP had been recovered. Accordingly, we recorded a $13.0 million gain ($8.1 million net of tax), and an $11.2 million reduction to property during the first quarter of 2006 as a result of closing the transaction. In November 2006, we sold certain undeveloped property interests in the Columbia River Basin for proceeds of $2.0 million. We recorded a gain on the transaction of $1.1 million.
In March 2006, we sold approximately 26% of PGR. This transaction involved both proved and unproved property interests and accordingly, to the extent the sale of PGR related to unproved properties, no gain could be recognized as all of the unproved cost basis was not yet recovered. We recorded a gain of $5.9 million, $3.7 million net of tax, and a $3.4 million offset to property during the first quarter of 2006 as a result of the transaction. We retained a 74% interest in, and are the manager of, PGR.
Interest and Financing Costs. Interest and financing costs increased 19% to $31.9 million for the year ended December 31, 2007, as compared to $26.9 million for the comparable year earlier period. The increase is primarily related to higher average debt balances on DHS’s credit facility during the year and costs related to the refinancing of DHS credit facilities in May and December, offset by lower average balances outstanding on Delta’s credit facility. In addition, the year ended December 31, 2007 includes $2.7 million of non-cash accretion of debt discount related to the 3 3/4% convertible notes issued in April 2007.
Unrealized Gain (Loss) on Derivative Instruments, Net. Effective July 1, 2007, we discontinued cash flow hedge accounting. Beginning July 1, 2007, we recognize mark-to-market gains and losses in current earnings instead of deferring those amounts in accumulated other comprehensive income for the contracts that qualify as cash flow hedges. As a result, we recognized in our statements of operations a loss of $3.8 million for the year ended December 31, 2007 and a gain of $11.7 million for the year ended December 31, 2006.
Gain on Sale of Investment in LNG Project. On March 30, 2006, we sold our long-term minority interest investment in an LNG project for total proceeds of $2.1 million. We recorded a gain on sale of $1.1 million ($657,000 net of tax).
Income Tax Expense. Due to our continued losses, we were required by the “more likely than not” provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”), to record a valuation allowance on our deferred tax assets beginning with the second quarter of 2007. As a result, our income tax expense for the year ended December 31, 2007 of $5.0 million includes a valuation allowance of $57.4 million. During the year ended December 31, 2006, an income tax benefit of $8.5 million was recorded for continuing operations at an effective tax rate of 37.5%.
Discontinued Operations. Discontinued operations include the Frisco field in Pointe Coupee Parish, Louisiana, which was sold in June 2006, the Panola and Rusk County, Texas properties, which were sold in August 2006, the East Texas and Pennsylvania properties, which were sold in August 2006, the Kansas field, which was sold in January 2007, the Australia field and the New Mexico and East Texas properties, which were sold in March 2007, the North Dakota properties sold in September 2007 and the Washington County, Colorado properties sold in October 2007. The results of operations on these assets, net of tax, during the years ended December 31, 2007 and 2006 were $1.9 million and $5.3 million, respectively.
Gain (Loss) on Sale of Discontinued Operations. During the year ended December 31, 2007, we sold non-core properties in Colorado, Kansas, Texas, New Mexico, Australia and North Dakota for combined proceeds of $46.4 million and a combined net loss of $4.0 million. During the year ended December 31, 2006, we sold certain non-core properties located in Louisiana and East Texas for combined proceeds of $23.8 million and an after-tax gain of $6.7 million.

Extraordinary Gain. On August 21, 2006, the Company completed the sale of the properties acquired with the Castle acquisition in April 2006. During the year ended December 31, 2006 the Company recorded a $5.6 million extraordinary gain, net of tax in accordance with SFAS No. 141 “Business Combinations” (“SFAS 141”).
Net (Income) Loss Attributable to Non-Controlling Interest. Net (income) loss attributable to non-controlling interest represents the non-controlling investors’ percentage of their share of income or losses from DHS in which they hold an interest. During the year ended December 31, 2007 DHS generated a loss resulting in a non-controlling interest credit to earnings.
Company Acquisitions, Divestitures and Financings
We plan to continue as financing allows to evaluate potential acquisitions and property development opportunities. During the year ended December 31, 2008, we completed the following transactions:
On February 20, 2008, we issued 36.0 million shares of common stock to Tracinda Corporation (“Tracinda”) at $19.00 per share for gross proceeds of approximately $684 million. As a result of the transaction and subsequent purchases in the open market, Tracinda currently owns approximately 39% of the Company’s outstanding common stock.
On February 28, 2008, we closed a $410.1 million transaction with EnCana Oil & Gas (USA) Inc. (“EnCana”) to jointly develop a portion of EnCana’s leasehold interests in the Vega Area of the Piceance Basin. We acquired over 1,700 drilling locations on approximately 18,250 gross acres with a 95% working interest. The effective date of the transaction was March 1, 2008. The related agreement superseded a March 2007 agreement with EnCana and accordingly we have no further drilling commitment to EnCana under the March 2007 agreement.
In March 2008, DHS acquired three rigs and spare equipment for a purchase price of $23.3 million. The transaction was funded by the proceeds from two notes payable issued by DHS to Delta and Chesapeake of $6.0 million each and of proceeds of $6.0 million each from Delta and Chesapeake for additional shares of common stock issued by DHS. On August 15, 2008 the $6.0 million notes payable from both Delta and Chesapeake were converted into shares of DHS stock.
In July and August 2008, we completed several transactions to acquire unproved leasehold interests in two prospect areas. The total cost of the acquisitions was approximately $41.6 million. Pursuant to one of the agreements, we are obligated to drill an initial appraisal well by July 1, 2009. If we do not commence drilling by July 1, 2009, the leasehold interests we acquired for $14.1 million revert to the previous owner.
In August 2008, DHS acquired a 2,000 horsepower drilling rig with a 25,000 foot depth rating for a purchase price of $12.3 million (Rig #23). The acquisition was financed by an increase in the DHS credit facility.
On August 25, 2008, we completed an asset exchange agreement in which we acquired additional incremental interests in certain Midway Loop properties in exchange for $15.1 million in cash and non-core undeveloped properties in Divide Creek. The transaction resulted in a gain of $715,000 during the year ended December 31, 2008.
On September 15, 2008, we entered into an agreement with EnCana to acquire all of EnCana’s net leasehold position and interest in wells in the Columbia River Basin of Washington and Oregon. The purchase price for the leasehold properties was $25.0 million and the transaction closed on September 26, 2008. On September 26, 2008, we completed a separate transaction related to the Columbia River Basin wherein we sold a 50% working interest participation in all of our Columbia River Basin leasehold interests and wells for cash consideration of $42.0 million plus one half of the drilling costs incurred to date on our well currently drilling in the area. This transaction included one half of the leaseholds interests acquired from EnCana on September 15, 2008.
Historical Cash Flow
Our cash flow from operating activities increased from $87.0 million for the year ended December 31, 2007 to $140.7 million for the year ended December 31, 2008, primarily as a result of increased production and higher commodity prices for most of the year. Our net cash used in investing activities increased to $982.6 million for the year ended December 31, 2008 compared to net cash used in investing activities of $326.6 million for the year earlier period, primarily due to our increased drilling and acquisition activity and the investment of cash received in the Tracinda transaction. Cash provided by financing activities was $897.6 million for the year ended December 31, 2008 compared to $241.7 million for the comparable prior year period. Cash provided by financing activities was higher in 2008 primarily due to cash received from the Tracinda transaction.
Our cash flow from operating activities increased from $54.5 million for the year ended December 31, 2006 to $87.0 million for the year ended December 31, 2007, primarily as a result of changes in working capital. Our net cash used in investing activities increased to $326.6 million for the year ended December 31, 2007 compared to net cash used in investing activities of $204.2 million for the year earlier period, primarily due to our increased drilling and acquisition activity. Cash provided by financing activities was $241.7 million for the year ended December 31, 2007 compared to $151.8 million for the comparable prior year period. Cash provided by financing activities was higher in 2007 primarily due to cash received in April 2007 from our convertible debt and equity offerings.

Capital and Exploration Expenditures and Financing
Our capital and exploration expenditures and sources of financing for the years ended December 31, 2008, 2007 and 2006 were as follows:

	Years Ended December 31,
	2008	2007	2006
	(In thousands)
CAPITAL AND EXPLORATION EXPENDITURES:
Acquisitions:
Piceance	$128,848	$—	$—
Haynesville	31,550	—	—
Lighthouse Bayou	14,512	—	—
Austin Chalk incremental interests	13,855	23,765	—
Garden Gulch	—	34,778	—
Wyoming (Yates)	—	3,500	—
Washington County, South and North Tongue	—	1,000	—
Armstrong Acquisition	—	—	40,103
Castle	—	—	33,648
Columbia River Basin	25,000	—	—
Other	8,050	9,988	24,678
Other development costs	458,067	287,790	179,874
Drilling and trucking companies	52,970	22,292	63,848
Exploration costs	10,975	9,062	4,690

	$743,827	$392,175	$346,841

FINANCING SOURCES:
Cash provided by operating activities	$140,676	$87,003	$54,499
Stock issued for cash upon exercised options	4,827	137	3,711
Stock issued for cash, net	662,043	202,084	33,870
Net long-term borrowings	232,120	40,836	114,265
Proceeds from sale of oil and gas properties	42,000	46,193	82,716
Proceeds from sale of drilling assets	3,201	7,145	—
Investments in and notes issued to affiliates	(6,965)	(12,833)	—
Increase in restricted deposit	(300,000)	—	—
Minority interest contributions	12,000	(355)	9,018
Other	(120)	(106)	(3,646)

	$789,782	$370,104	$294,433

For the year ending December 31, 2009, we currently plan to spend $52 million on our drilling program, but may adjust this plan depending on our liquidity, economic conditions and commodity prices. The timing of a portion of our capital expenditures is discretionary and could be delayed or curtailed, if necessary.
Sale of Oil and Gas Properties
On October 1, 2007, we divested our Washington County, Colorado assets in conjunction with an asset exchange transaction to acquire additional working interest in the Garden Gulch Field in the Piceance Basin.
On September 4, 2007, we completed the sale of certain non-core properties located in North Dakota for cash consideration of approximately $6.2 million. The sale resulted in a gain of $4.3 million.
On March 30, 2007, we completed the sale of certain non-core properties located in New Mexico and East Texas for cash consideration of approximately $31.5 million, prior to customary purchase price adjustments. The sale resulted in a loss of approximately $10.8 million.
On March 27, 2007, we completed the sale of certain non-core properties located in Australia for cash consideration of approximately $6.0 million. The sale resulted in an after-tax gain of $2.0 million.
On January 10, 2007, we completed the sale of certain non-core properties located in Padgett field, Kansas for cash consideration of $5.6 million. The transaction resulted in a gain on sale of properties of $297,000.
In March 2006, we sold approximately 26% of PGR for $20.4 million. This transaction involved both proved and unproved property interests and accordingly, to the extent the sale of PGR related to unproved properties, no gain was recognized as all of the unproved cost basis was not yet recovered. We recorded a gain of $5.9 million, $3.7 million net of tax, and a $3.4 million reduction to property during the first quarter of 2006 as a result of the transaction. We have retained a 74% interest in PGR.
During December 2005, we transferred our ownership in approximately 427,000 gross acres (64,000 net acres) of non-operated interests in the Columbia River Basin to a newly created wholly owned subsidiary, CRBP. In January and March 2006, we sold a combined 44% minority interest in CRBP for total proceeds of $32.8 million. As the sale involved unproved properties, no gain on the partial sale of CRBP was recognized until all of the cost basis of CRBP has been recovered. Accordingly, we recorded a $13.0 million gain, ($8.1 million net of tax) and an $11.2 million reduction to property during the first quarter of 2006 upon closing the transaction.
Off-Balance Sheet Arrangements
     We have no off-balance sheet arrangements other than operating leases.
Contractual Obligations

	For the years ending December, 31
Contractual Obligations at December 31, 2008	2009	2010 - 2011	2012 - 2013	Thereafter	Total
	(In thousands)
Credit facility[1]	$294,475	$—	$—	$—	$294,475
Installments payable on property acquisitions[2]	99,570	200,000	—	—	299,570
7% Senior unsecured notes	—	—	—	150,000	150,000
Interest on 7% Senior unsecured notes	10,500	21,000	21,000	15,283	67,783
3 3/4% Senior convertible notes[4]	—	—	115,000	—	115,000
Credit facility — DHS	—	93,848	—	—	93,848
Abandonment retirement obligation	2,151	723	678	16,631	20,183
Operating leases	3,870	4,016	2,853	2,436	13,175
Drilling commitments[3]	—	—	—	—	—

Total contractual cash obligations	$410,566	$319,587	$139,531	$184,350	$1.054,034

[1]	Amounts outstanding under our credit facility are classified as current due to our covenant violations at December 31, 2008. See Credit Facility below for additional information regarding our Forbearance Agreement and Amendment to the Credit Facility with the lenders.

[2]	Amounts due will be funded with restricted cash deposits on hand.

[3]	The Company has no significant drilling commitments, other than to drill one well on a Gulf Coast property by July 1, 2009. If we do not commence drilling by July 1, 2009, the leasehold interest we acquired for $14.1 million reverts to the previous owner.

[4]	The holders of the Notes have the right to require us to purchase all or a portion of the Notes on May 1, 2012, May 1, 2017, May 1, 2022, May 1, 2027 and May 1, 2032.
Credit Facility
On November 3, 2008, we entered into a Second Amended and Restated Credit Agreement with JP Morgan Chase Bank, N.A. and certain other financial institutions, which, among other changes, increased the amount of our revolving credit facility up to $590.0 million subject to borrowing base limitations. As of December 31, 2008 the borrowing base under our revised facility was $295.0 million with an outstanding balance of $294.5 million. Borrowings under the amended credit agreement are available to finance the acquisition, exploration and development of oil and gas interests and related assets and activities, refinance certain existing debt and provide for working capital and general corporate purposes.
We were required to meet certain financial covenants for the quarter ended December 31, 2008 including a current ratio of greater than 1 to 1 and consolidated net debt to consolidated EBITDAX (as defined in the amended credit agreement) for the preceding four consecutive fiscal quarters of less than 4.50 to 1.0 for the period ending December 31, 2008. At December 31, 2008, we were in compliance with our maximum debt to EBITDAX ratio but did not meet our minimum current ratio and accounts payable covenants and accordingly we have classified the $294.5 million of debt outstanding under the bank credit facility at December 31, 2008 as current in the accompanying consolidated balance sheet.
On March 2, 2009, we entered into the First Amendment to our Second Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A. and certain other financial institutions in which, among other changes, the lenders provided us a forbearance period from acting upon their rights as a result of our violation of accounts payable and current ratio covenants for a period ending April 15, 2009 at the earliest and no later than June 15, 2009 dependent upon the progress of our capital raising efforts. The Forbearance Agreement and Amendment to the Credit Facility

waives our covenant violations existing at December 31, 2008, waives the March 31, 2009 current ratio covenant requirement and replaces the previous consolidated net debt to consolidated EBITDAX covenant with a senior secured debt to consolidated EBITDAX requirement for the preceding four consecutive fiscal quarters to be less than 4.0 to 1.0 beginning December 31, 2008. The borrowing base under the Credit Facility has been reduced from $295.0 million to $225.0 million, with a conforming borrowing base of $185.0 million until the next redetermination date (September 1, 2009). The Forbearance Agreement and Amendment to the Credit Facility requires that we raise net proceeds of at least $140.0 million through our capital raising efforts on or before the forbearance termination date and that we reduce our amounts outstanding under the facility to not more than $225.0 million and pay accounts payable with such net proceeds. The Forbearance Agreement and Amendment to the Credit Facility revised the variable interest rates payable under the Credit Facility based on the ratio of outstanding credit to the conforming borrowing base to vary between Libor plus 2.5% to Libor plus 5.0% for Eurodollar loans and 1.625% to 4.125% for base rate loans. The Forbearance Agreement and Amendment to the Credit Facility changes the maturity date of the Credit Facility to January 15, 2011 upon the successful completion of our capital raising efforts. In addition, the Forbearance Agreement and Amendment to the Credit Facility requires us to put derivative contracts in place to establish a floor price for our anticipated production of a minimum of 40% for the last two quarters of 2009, 70% for the calendar year 2010 and 50% for the calendar year 2011.
As a result of capital raising efforts and the amendment to the agreement, we project we will meet our covenant requirements during 2009. However, because our operations are subject to a number of risks beyond management’s control, including but not limited to, commodity price declines and third party production curtailment, there can be no assurance that we will in fact meet our 2009 covenant requirements. If such an event of default were to occur, the lenders would be entitled to accelerate our outstanding debt in accordance with the provisions of the credit agreement.
The borrowing base is re-determined by the lending banks at least semi-annually on April 1 and September 1 of each year, or by special re-determinations if requested by the Company based on drilling success. If, as a result of any reduction in the amount of our borrowing base, the total amount of the outstanding debt were to exceed the amount of the borrowing base in effect, then, within 30 days after we are notified of the borrowing base deficiency, we would be required (1) to make a mandatory payment of principal to reduce our outstanding indebtedness so that it would not exceed our borrowing base, (2) to eliminate the deficiency by making three equal monthly principal payments, (3) within 90 days, to provide additional collateral for consideration to eliminate the deficiency or (4) to eliminate the deficiency through a combination of (1) through (3). If for any reason we were unable to pay the full amount of the mandatory prepayment within the requisite 30-day period, we would be in default of our obligations under our credit facility. Subsequent to year end, the borrowing base under our credit facility will be reduced upon the successful completion of our capital raising efforts to $225.0 million, which will require a repayment of $70.0 million based on outstanding borrowings of $293.8 million at March 2, 2009.
The credit facility includes terms and covenants that place limitations on certain types of activities, including restrictions or requirements with respect to additional debt, liens, asset sales, hedging activities, investments, dividends, mergers and acquisitions, and includes financial covenants.
Under certain conditions, amounts outstanding under the credit facility may be accelerated. Bankruptcy and insolvency events with respect to us or certain of our subsidiaries will result in an automatic acceleration of the indebtedness under the credit facility. Subject to notice and cure periods in certain cases, other events of default under the credit facility will result in acceleration of the indebtedness at the option of the lending banks. Such other events of default include non-payment, breach of warranty, non-performance of obligations under the credit facility (including financial covenants), default on other indebtedness, certain pension plan events, certain adverse judgments, change of control, and a failure of the liens securing the credit facility.
This facility is secured by a first and prior lien to the lending banks on most of our oil and gas properties, certain related equipment, oil and gas inventory, and certain bank accounts and proceeds.

Installments Payable on Property Acquisition
On February 28, 2008, we closed a transaction with EnCana to jointly develop a portion of EnCana’s leasehold interests in the Vega Area of the Piceance Basin. Under the terms of the agreement we have committed to fund $410.1 million, of which $110.5 million was paid at the closing and installments of $99.6 million, $100.0 million, and $100.0 million are payable November 1, 2009, 2010, and 2011, respectively. These remaining installments are collateralized by a letter of credit, which in turn is collateralized by cash on deposit in a restricted account. The installment payment obligation is recorded in the accompanying consolidated financial statements as current and long-term liabilities at a discounted value, initially of $280.1 million, based on an imputed interest rate of 2.58%. The discount is being accreted on the effective interest method over the term of the installments, including accretion of $6.1 million for the year ended December 31, 2008.
7% Senior Unsecured Notes, due 2015
On March 15, 2005, we issued 7% senior unsecured notes for an aggregate amount of $150.0 million which pay interest semi-annually on April 1 and October 1 and mature in 2015. The notes were issued at 99.50% of par and the associated discount is being amortized to interest expense over the term of the notes. The indenture governing the notes contains various restrictive covenants that may limit our ability to, among other things, incur additional indebtedness, make certain investments, sell assets, consolidate, merge or transfer all or substantially all of our assets and the assets of our restricted subsidiaries. These covenants may limit management’s discretion in operating our business.
3 3/4% Senior Convertible Notes, due 2037
On April 25, 2007, we issued $115.0 million aggregate principal amount of 3 3/4% Senior Convertible Notes due 2037 (the “Notes”) for net proceeds of $111.6 million after underwriters’ discounts and commissions of approximately $3.4 million. The Notes bear interest at a rate of 3 3/4% per annum, payable semi-annually in arrears, on May 1 and November 1 of each year, beginning November 1, 2007. The Notes will mature on May 1, 2037 unless earlier converted, redeemed or repurchased. The holders of the Notes have the right to require us to purchase all or a portion of the Notes on May 1, 2012, May 1, 2017, May 1, 2022, May 1, 2027 and May 1, 2032. The Notes will be convertible at the holder’s option, in whole or in part, at an initial conversion rate of 32.9598 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $30.34 per share) at any time prior to the close of business on the business day immediately preceding the final maturity date of the Notes, subject to prior repurchase of the Notes. The conversion rate may be adjusted from time to time in certain instances. Upon conversion of a Note, we will have the option to deliver shares of our common stock, cash or a combination of cash and shares of our common stock for the Notes surrendered. In addition, following certain fundamental changes that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its Notes in connection with such fundamental changes by a number of additional shares of common stock. Although the Notes do not contain any financial covenants, the Notes contain covenants that require us to properly make payments of principal and interest, provide certain reports, certificates and notices to the trustee under various circumstances, cause our wholly-owned subsidiaries to become guarantors of the debt, maintain an office or agency where the Notes may be presented or surrendered for payment, continue our corporate existence, pay taxes and other claims, and not seek protection from the debt under any applicable usury laws.
The Company adopted FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” effective January 1, 2009, with a retrospective application. Upon adoption, the Notes were recorded based on the estimated fair value of the liability component and the equity component, initially $92.7 million for the liability component and $22.3 million for the equity component as of April 22, 2007, the date of issuance. The fair value of the liability and equity components were determined based on the Company’s estimated non-convertible borrowing rate at the date of issuance. The debt discount on the liability component is accreted over the initial term of the Notes to May 1, 2012 (the earliest date the holders can require us to repurchase the Notes) including $4.2 million and $2.7 million for the years ended December 31, 2008 and 2007, respectively. See note 22 to the consolidated financial statements. The remaining discount will be amortized through May 2012 when the holders of the Notes can first require the Company to purchase all or a portion of the Notes. Combining the cash interest cost with the amortization of debt discount, the Notes have an effective interest rate of 8.2% with total interest cost of $8.5 million and $5.7 million in each of the years ended December 31, 2008 and 2007.

Credit Facility — DHS
On August 15, 2008, DHS entered into a new agreement with Lehman Commercial Paper to amend the December 20, 2007 Lehman credit facility. The revised agreement increased the borrowing base from $75.0 million to $150.0 million. The Lehman credit facility has a variable interest rate based on 90-day LIBOR plus a fixed margin of 5.50%, which approximated 9.39% as of December 31, 2008 on the first $75.0 million (Term A), and a variable interest rate of 90 day LIBOR plus a fixed margin of 9.0% on the second $75.0 million (Term B), which approximated 12.89% as of December 31, 2008. Quarterly principal payments are required beginning April 1, 2010. The note matures on August 31, 2011. Although DHS has $54.0 million remaining available under its revised credit facility with Lehman, such amounts are not anticipated to be available due to Lehman’s bankruptcy and failure to fund prior draw requests on the facility. Annual principal payments are based upon a calculation of excess cash flow (as defined) for the preceding year. The first quarterly principal payment is due on April 1, 2010. DHS is required to meet certain quarterly financial covenants including maintaining (i) a Leverage Ratio (as defined) not to exceed 3.50 to 1.00 for the term of the loan; (ii) Interest Coverage Ratio (as defined) to be greater than 2.50 to 1.00 for the term of the loan; (iii) minimum EBITDA amount of $20.0 million is required for twelve month periods ending prior to March 31, 2009, $25.0 million for periods ending prior to October 1, 2010, and for periods ending after October 1, 2010, the greater of $30.0 million plus the product of 1.4 million times the number of additional rigs purchased with proceeds from the Term B loan; and (iv) the Current Ratio for any fiscal quarters must be greater than 1.0 to 1.0. DHS incurred $980,000 of financing charges in conjunction with the revised agreement although a portion was written off in the fourth quarter due to Lehman’s failure to fund additional borrowing requests. The remaining financing costs are being amortized over the term of the loan. At December 31, 2008, DHS was in compliance with its quarterly debt covenants and restrictions under the facility.
Other Contractual Obligations
Our asset retirement obligation arises from the costs necessary to plug and abandon our oil and gas wells. The majority of this obligation will not occur during the next five years.
We lease our corporate office in Denver, Colorado under an operating lease which will expire in 2014. Our average yearly payments approximate $1.3 million over the term of the lease. We have additional operating lease commitments which represent office equipment leases and lease obligations primarily relating to field vehicles and equipment.
Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations were based on the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Our significant accounting policies are described in Note 3 to our consolidated financial statements. We have identified certain of these policies as being of particular importance to the portrayal of our financial position and results of operations and which require the application of significant judgment by management. We analyze our estimates, including those related to oil and gas reserves, bad debts, oil and gas properties, marketable securities, income taxes, derivatives, contingencies and litigation, and base our estimates on historical experience and various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.
Successful Efforts Method of Accounting
We account for our natural gas and crude oil exploration and development activities utilizing the successful efforts method of accounting. Under this method, costs of productive exploratory wells, development dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for gas and oil leases, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the unit-of-production amortization rate. A gain or loss is recognized for all other sales of producing properties.

The application of the successful efforts method of accounting requires managerial judgment to determine the proper classification of wells designated as developmental or exploratory which will ultimately determine the proper accounting treatment of the costs incurred. The results from a drilling operation can take considerable time to analyze, and the determination that commercial reserves have been discovered requires both judgment and industry experience. Wells may be completed that are assumed to be productive and actually deliver gas and oil in quantities insufficient to be economic, which may result in the abandonment of the wells at a later date. Wells are drilled that have targeted geologic structures that are both developmental and exploratory in nature, and an allocation of costs is required to properly account for the results. Delineation seismic costs incurred to select development locations within an oil and gas field are typically considered development costs and are capitalized, but often these seismic programs extend beyond the reserve area considered proved, and management must estimate the portion of the seismic costs to expense. The evaluation of gas and oil leasehold acquisition costs requires managerial judgment to estimate the fair value of these costs with reference to drilling activity in a given area. Drilling activities in an area by other companies may also effectively condemn leasehold positions.
The successful efforts method of accounting can have a significant impact on the operational results reported when we are entering a new exploratory area in hopes of finding a gas and oil field that will be the focus of future development drilling activity. The initial exploratory wells may be unsuccessful and will be expensed. Seismic costs can be substantial which will result in additional exploration expenses when incurred.
Reserve Estimates
Estimates of gas and oil reserves, by necessity, are projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of gas and oil that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable gas and oil reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions governing future gas and oil prices, the availability and cost of capital to develop the reserves, future operating costs, severance taxes, development costs and workover gas costs, all of which may in fact vary considerably from actual results. The future drilling costs associated with reserves assigned to proved undeveloped locations may ultimately increase to an extent that these reserves may be later determined to be uneconomic. For these reasons, estimates of the economically recoverable quantities of gas and oil attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves, which could affect the carrying value of our gas and oil properties and/or the rate of depletion of the gas and oil properties. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material. With the further decline in commodity pricing since year end, the proved undeveloped reserves attributable to our Piceance Basin properties are uneconomic using the spot natural gas price as of February 28, 2009. The Piceance Basin properties contain nearly all of our proved undeveloped reserves. Further development of these properties depends on expected higher commodity prices in the future, reductions in future drilling costs, or a combination of both.
Impairment of Gas and Oil Properties
We review our oil and gas properties for impairment quarterly or whenever events and circumstances indicate a decline in the recoverability of their carrying value. We estimate the expected future cash flows of our developed proved properties and compare such future cash flows to the carrying amount of the proved properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, we will adjust the carrying amount of the oil and gas properties to their fair value. The primary factors used to determine fair value include estimates of proved reserves, future production estimates, future commodity pricing, anticipated capital expenditures and production costs, and a discount rate commensurate with the risk associated with realizing the expected cash flows projected.
Given the complexities associated with gas and oil reserve estimates and the history of price volatility in the gas and oil markets, events may arise that would require us to record an impairment of the recorded book values associated with gas and oil properties. For developed properties, the review consists of a comparison of the carrying value of the asset with the asset’s expected future undiscounted cash flows without interest costs. As a result of this assessment, we recorded an impairment provision to our proved and unproved properties for the year ended December 31, 2008 totaling approximately $305.6 million primarily related to the Newton, Midway Loop, Opossum Hollow and Angleton fields in Texas ($192.5 million), Paradox field in Utah ($30.5 million), Howard Ranch and Bull Canyon fields in the Rockies ($32.0 million), Utah Hingeline ($40.8 million) and our offshore California field ($9.8 million). The impairments resulted primarily due to the significant decline in commodity pricing during the fourth quarter of 2008.
During the year ended December 31, 2007, an impairment of $59.4 million was recorded primarily related to the Howard Ranch and Fuller fields in Wyoming ($38.4 million and $10.3 million, respectively), and the South Angleton field in Texas ($9.7 million), primarily due to lower Rocky Mountain natural gas prices and marginally economic deep zones on the Howard Ranch Prospect. During the year ended December 31, 2006, an impairment of $10.4 million was recorded on certain of the Company’s eastern Colorado properties primarily due to lower Rocky Mountain natural gas prices. In addition, an impairment of $1.0 million was recorded on certain Oklahoma properties. For fiscal year 2009, we are continuing to develop and evaluate certain proved and unproved properties on which favorable or unfavorable results or commodity prices may cause us to revise in future quarters our estimates of those properties’ future cash flows. Such revisions of estimates could require us to record an impairment in the period of such revisions.
Commodity Derivative Instruments and Hedging Activities
We may periodically enter into commodity derivative contracts or fixed-price physical contracts to manage our exposure to oil and natural gas price volatility. We primarily utilize futures contracts, swaps or options, which are generally placed with major financial institutions or with counterparties of high credit quality that we believe are minimal credit risks.
All derivative instruments are recorded on the balance sheet at fair value which must be estimated using complex valuation models. Effective July 1, 2007, we elected to discontinue cash flow hedge accounting prospectively. Beginning July 1, 2007, we recognize mark-to-market gains and losses in current earnings instead of deferring those amounts in accumulated other comprehensive income. As of December 31, 2008, we had no outstanding derivative contracts. However, in accordance with the terms of our Forbearance Agreement and Amendment to the Credit Facility, we expect to put derivative contracts in place to establish a floor price for our anticipated production of a minimum of 40% for the last two quarters of 2009, 70% for the calendar year 2010 and 50% for the calendar year 2011.
Asset Retirement Obligation
We account for our asset retirement obligations under SFAS 143. SFAS 143 requires entities to record the fair value of a liability for retirement obligations of acquired assets. Our asset retirement obligations arise from the plugging and abandonment liabilities for our oil and gas wells. The fair value is estimated based on a variety of assumptions including discount and inflation rates and estimated costs and timing to plug and abandon wells.
Deferred Tax Asset Valuation Allowance
We follow SFAS 109 to account for our deferred tax assets and liabilities. Under SFAS 109, deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to temporary differences and carryforwards. Ultimately, realization of a deferred tax benefit depends on the existence of sufficient taxable income within the carryback/carryforward period to absorb future deductible temporary differences or a carryforward. In assessing the realizability of deferred tax assets, management must consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers all available evidence (both positive and negative) in determining whether a valuation allowance is required. Such evidence includes the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment, and judgment is required in considering the relative weight of negative and positive evidence. As a result of management’s current assessment, we maintain a significant valuation allowance against our deferred tax assets. We will continue to monitor facts and circumstances in our reassessment of the likelihood that operating loss carryforwards and other deferred tax attributes will be utilized prior to their expiration. As a result, we may determine that the deferred tax asset valuation allowance should be increased or decreased. Such changes would impact net income through offsetting changes in income tax expense or benefit.

Recently Adopted Accounting Pronouncements
In March 2008, the FASB affirmed FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)”. The FSP requires the proceeds from the issuance of convertible debt instruments to be allocated between a liability component (debt issued at a discount) and an equity component. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. We adopted the FSP effective January 1, 2009. This FSP changes the accounting treatment for our 3 3/4% Senior Convertible Notes. The fair value of the liability and equity components were determined based on the Company’s estimated borrowing rate at the date of issuance and, as a result, the liability component was approximately $92.7 million and the equity component was approximately $22.3 million. We recorded a reduction to the carrying value of the Notes of $22.3 million upon the adoption of the FSP, with a corresponding increase in additional paid in capital. In the accompanying consolidated statements of operations we have included accretion of debt discount for 2008 and 2007 of approximately $4.2 million and $2.7 million for the years ended December 31, 2008 and 2007, respectively. The remaining discount will be amortized through May 2012 when the holders of the Notes can first require the Company to purchase all or a portion of the Notes. Combining the cash interest cost with the amortization of debt discount, the Notes have an effective interest rate of 8.2% with total interest cost of $8.5 million and $5.7 million in each of the years ended December 31, 2008 and 2007.
In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for non-controlling interests (“minority interests”) in subsidiaries. SFAS 160 clarifies that a non-controlling interest in a subsidiary should be accounted for as a component of equity separate from the parent’s equity. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, or fiscal year 2009, and must be applied prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. We adopted the provisions of SFAS 160 on January 1, 2009. Beginning with our first quarter 2009 reporting period and for prior comparative periods, we will present non-controlling interests, currently referred to as minority interests in the accompanying consolidated balance sheets, as a component of stockholders’ equity. The adoption of SFAS 160 did not have a material impact on our consolidated financial statements; however, it could impact our accounting for future transactions. The presentation of these financial statements has been revised to reflect the retrospective application of SFAS 160.
Recently Issued Accounting Pronouncements
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (SFAS 161). This Statement requires enhanced disclosures for derivative and hedging activities. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008, or fiscal year 2009. We are currently evaluating the potential impact of the adoption of SFAS 161 on the disclosures in our consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which replaces SFAS 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any resulting goodwill, and any non-controlling interest in the acquiree. The Statement also provides for disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008, or our fiscal year 2009, and must be applied prospectively to business combinations completed on or after that date.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, or fiscal year 2008. We adopted SFAS 159 effective January 1, 2008, but did not elect to apply the SFAS 159 fair value option to eligible assets and liabilities during the year ended December 31, 2008. In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires additional disclosures about fair value measurements. SFAS 157 aims to improve the consistency and comparability of fair value measurements by creating a single definition of fair value. The Statement emphasizes that fair value is not entity-specific but instead is a market-based measurement of an asset or liability. SFAS 157 reaffirms the requirements of previously issued pronouncements concerning fair value measurements and expands the required disclosures. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-2. FSP No. 157-2 delays the effective date of SFAS 157 for one year for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).
We adopted the provisions of SFAS 157 for fair value measurements not delayed by FSP No. 157-2. The adoption resulted in additional disclosures as required by the pronouncement related to our fair value measurements for oil and gas derivatives and marketable securities, but did not change our fair value calculation methodologies. Accordingly, the adoption had no impact on our financial condition or results of operations.

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Delta Petroleum Corporation:
We have audited the accompanying consolidated balance sheets of Delta Petroleum Corporation and subsidiaries as of December 31, 2008, and 2007, and the related consolidated statements of operations, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Delta Petroleum Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency, and was not in compliance with its debt covenants at December 31, 2008 which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
As discussed in note 3 to the consolidated financial statements, Delta Petroleum Corporation adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, effective January 1, 2007. As discussed in note 22 to the consolidated financial statements, Delta Petroleum Corporation adopted FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51, effective January 1, 2009, which have been applied retrospectively in these consolidated financial statements.
KPMG LLP
Denver, Colorado
March 2, 2009, except for the second and third
paragraphs of note 21 and note 22,
which are as of May 5, 2009

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(In thousands, except for shares)

ASSETS

Current assets:
Cash and cash equivalents	$65,475	$9,793
Short-term restricted deposit	100,000	—
Trade accounts receivable, net of allowance for doubtful accounts, of $652 and $664, respectively	30,437	38,761
Deposits and prepaid assets	11,253	3,943
Inventories	9,140	4,236
Derivative instruments	—	2,930
Deferred tax assets	231	150
Assets held for sale	—	63,749
Other current assets	6,221	10,075

Total current assets	222,757	133,637

Property and equipment:
Oil and gas properties, successful efforts method of accounting:
Unproved	415,573	247,466
Proved	1,365,440	749,393
Drilling and trucking equipment	194,223	146,097
Pipeline and gathering systems	86,076	25,264
Other	29,107	15,945

Total property and equipment	2,090,419	1,184,165
Less accumulated depreciation and depletion	(658,279)	(245,153)

Net property and equipment	1,432,140	939,012

Long-term assets:
Long-term restricted deposit	200,000	—
Marketable securities	1,977	6,566
Investments in unconsolidated affiliates	17,989	10,281
Deferred financing costs	7,640	6,736
Goodwill	—	7,747
Other long-term assets	12,460	6,075

Total long-term assets	240,066	37,405

Total assets	$1,894,963	$1,110,054

LIABILITIES AND EQUITY

Current liabilities:
Credit facility — Delta	$294,475	$—
Installments payable on property acquisition	97,453	—
Accounts payable	159,024	119,783
Other accrued liabilities	13,576	17,118
Derivative instruments	—	6,295

Total current liabilities	564,528	143,196

Long-term liabilities:
Installments payable on property acquisition, net of current portion	188,334	—
7% Senior notes	149,534	149,459
3 3/4% Senior convertible notes	99,616	95,409
Credit facility — Delta	—	73,600
Credit facility — DHS	93,848	75,000
Asset retirement obligations	6,585	4,154
Deferred tax liabilities	1,024	9,085

Total long-term liabilities	538,941	406,707

Commitments and contingencies

Equity:
Preferred stock, $.01 par value; authorized 3,000,000 shares, none issued	—	—
Common stock, $.01 par value; authorized 300,000,000 shares, issued 103,424,000 shares at December 31, 2008, and 66,429,000 shares at December 31, 2007	1,034	664
Additional paid-in capital	1,372,123	686,354
Treasury stock at cost; 36,000 shares at December 31, 2008 and none at December 31, 2007	(540)	—
Accumulated deficit	(610,227)	(154,163)

Total Delta stockholders’ equity	762,390	532,855

Non-controlling interests	29,104	27,296

Total equity	791,494	560,151

Total liabilities and equity	$1,894,963	$1,110,054

See accompanying notes to consolidated financial statements. The consolidated financial statements as of December 31, 2008 and 2007 have been adjusted for the retrospective application of FSP APB 14-1 and SFAS 160. See note 22.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007	2006
	(In thousands, except per share amounts)
Revenue:
Oil and gas sales	$221,733	$123,729	$102,540
Contract drilling and trucking fees	49,445	58,358	59,603
Gain on sale of oil and gas properties	—	—	20,034
Gain (loss) on hedging instruments, net	—	12,854	(4,712)

Total revenue	271,178	194,941	177,465

Operating expenses:
Lease operating expense	33,508	20,882	17,811
Transportation expense	11,395	4,074	1,089
Production taxes	12,075	7,463	5,308
Exploration expense	10,975	9,062	4,690
Dry hole costs and impairments	438,963	87,459	16,001
Depreciation, depletion, amortization and accretion — oil and gas	99,125	73,875	55,245
Drilling and trucking operating expenses	32,594	37,698	35,504
Goodwill and drilling equipment impairments	29,349	—	—
Depreciation and amortization — drilling and trucking	14,134	16,021	13,010
General and administrative expense	53,607	49,621	35,696

Total operating expenses	735,725	306,155	184,354

Operating loss	(464,547)	(111,214)	(6,889)

Other income and (expense):
Interest expense and financing costs	(45,489)	(31,899)	(26,891)
Interest income	10,132	2,080	575
Other income (expense)	(5,210)	376	(154)
Realized gain on derivative instruments, net	18,383	917	—
Unrealized gain (loss) on derivative instruments, net	3,365	(3,819)	11,722
Gain on sale of investment in LNG	—	—	1,058
Income (loss) from unconsolidated affiliates	3,375	(393)	—

Total other income (expense)	(15,444)	(32,738)	(13,690)

Loss from continuing operations before income taxes and discontinued operations	(479,991)	(143,952)	(20,579)

Income tax expense (benefit)	(11,723)	5,010	(8,546)

Loss from continuing operations	(468,268)	(148,962)	(12,033)

Discontinued operations:
Income from discontinued operations of properties sold or held for sale, net of tax	—	1,922	5,272
Gain (loss) on sale of discontinued operations, net of tax	718	(3,998)	6,712

Loss before extraordinary gain, net of tax	(467,550)	(151,038)	(49)

Extraordinary gain, net of tax	—	—	5,560

Net income (loss)	(467,550)	(151,038)	5,511

Less net (income) loss attributable to non-controlling interest	11,486	1,231	(2,595)

Net income (loss) attributable to Delta common stockholders	$(456,064)	$(149,807)	$2,916

Amounts attributable to Delta common stockholders:
Income from continuing operations	$(456,782)	$(147,731)	$(14,628)
Income (loss) from discontinued operations, net of tax	718	(2,076)	11,984
Extraordinary gain, net of tax	—	—	5,560

Net income (loss)	$(456,064)	$(149,807)	$2,916

Basic income (loss) attributable to Delta common stockholders per common share:
Income (loss) from continuing operations	$(4.78)	$(2.41)	$(0.28)
Discontinued operations	0.01	(0.03)	0.23
Extraordinary gain, net of tax	—	—	0.11

Net income (loss)	$(4.77)	$(2.44)	$0.06

Diluted income (loss) attributable to Delta common stockholders per common share:
Income (loss) from continuing operations	$(4.78)	$(2.41)	$(0.27)
Discontinued operations	0.01	(0.03)	0.22
Extraordinary gain, net of tax	—	—	0.10

Net income (loss)	$(4.77)	$(2.44)	$0.05

See accompanying notes to consolidated financial statements. The consolidated financial statements for the years ended December 31, 2008, 2007, and 2006 have been adjusted for the retrospective application of FSP APB 14-1 and SFAS 160. See note 22.

DELTA PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN
EQUITY

						Accumulated
			Additional			Other		Total Delta	Non-
	Common stock		paid-in	Treasury stock		Comprehensive	Accumulated	Stockholders’	Controlling	Total
	Shares	Amount	capital	Shares	Amount	Income (Loss)	Deficit	Equity	Interests	Equity
	(In thousands)
Balance, December 31, 2005	47,825	$478	$333,054	—	$—	$(4,997)	$(7,272)	$321,263	$15,496	$336,759

Net income	—	—	—	—	—	—	$2,916	2,916	2,595	5,511
Other comprehensive income transactions, net of tax
Hedging loss reclassified to income upon settlement, net of tax benefit of $1,738	—	—	—	—	—	2,860	—	2,860	—	2,860
Change in fair value of derivative hedging instruments, net of tax expense of $4,315	—	—	—	—	—	7,002	—	7,002	—	7,002
Contributions to non-controlling interests	—	—	—	—	—	—	—	—	9,299	9,299
Shares issued for acquisition of Castle and oil and gas properties	2,473	25	47,307	—	—	—	—	47,332	—	47,332
Shares issued for cash, net of offering costs	1,500	15	33,855	—	—	—	—	33,870	—	33,870
Shares issued for drilling rig assets	350	3	8,291	—	—	—	—	8,294	—	8,294
Shares issued for cash or return of shares upon exercise of options or vesting of restricted stock	779	8	3,095	—	—	—	—	3,103	—	3,103
Issuance and amortization of non-vested stock	512	5	3,430	—		—	—	3,435	—	3,435
Compensation on options vested	—	—	1,447	—	—	—	—	1,447	—	1,447

Balance, December 31, 2006	53,439	534	430,479	—	—	4,865	(4,356)	431,522	27,390	458,912

Net loss	—	—	—	—	—	—	(149,807)	(149,807)	(1,231)	(151,038)
Other comprehensive income transactions, net of tax
Hedging gains reclassified to income upon settlement	—	—	—	—	—	(13,920)	—	(13,920)	—	(13,920)
Change in fair value of derivative hedging instruments,	—	—	—	—	—	6,025	—	6,025	—	6,025
Tax effect of valuation allowance	—	—	—	—	—	3,030	—	3,030	—	3,030
Contributions to non-controlling interests	—	—	—	—	—	—	—	—	1,137	1,137
Shares issued for oil and gas properties	1,229	12	23,753	—	—	—	—	23,765	—	23,765
Shares issued for cash, net of offering costs	9,898	99	196,435	—	—	—	—	196,534	—	196,534
Shares issued for cash or return of shares upon exercise of options or vesting of restricted stock	155	3	137	—	—	—	—	140	—	140
Issuance and amortization of non-vested stock	1,708	16	13,610	—	—	—	—	13,626	—	13,626
Issuance of convertible debt, net of offering costs	—	—	21,621	—	—	—	—	21,621	—	21,621
Compensation on options vested	—	—	319	—	—	—	—	319	—	319

Balance, December 31, 2007	66,429	664	686,354	—	—	—	(154,163)	532,855	27,296	560,151

Net loss	—	—	—	—	—	—	(456,064)	(456,064)	(11,486)	(467,550)
Other comprehensive income transactions, net of tax
Change in fair value of available for sale securities	—	—	—	—	—	(4,589)	—	(4,589)	—	(4,589)
Loss on impairment of available for sale securities reclassified to earnings,	—	—	—	—	—	4,589	—	4,589	—	4,589
Contributions to non-controlling interests	—	—	—	—	—	—	—	—	13,294	13,294
Treasury stock acquired by subsidiary	—	—	—	36	(540)	—	—	(540)	—	(540)
Shares issued for cash, net of offering costs	36,263	363	666,680	—	—	—	—	667,043	—	667,043
Shares issued for cash upon exercise of options	540	5	4,822	—	—	—	—	4,827	—	4,827
Issuance of non-vested stock	1,089	11	(11)	—	—	—	—	—	—	—
Shares repurchased for withholding taxes	(147)	(1)	(1,368)	—	—	—	—	(1,369)	—	(1,369)
Cancellation of executive performance shares, tranches 4 and 5	(750)	(8)	8	—	—	—	—	—	—	—
Stock based compensation	—	—	15,638	—	—	—	—	15,638	—	15,638

Balance, December 31, 2008	103,424	$1,034	$1,372,123	36	$(540)	$—	$(610,227)	$762,390	$29,104	$791,494

See accompanying notes to consolidated financial statements. The consolidated financial statements for the years ended December 31, 2008, 2007, and 2006 have been adjusted for the retrospective application of FSP APB 14-1 and SFAS 160. See note 22.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007	2006
	(In thousands)
Cash flows from operating activities:
Net Income (loss)	$(456,064)	$(149,807)	$2,916
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Net loss attributable to non-controlling interest	(11,486)	(1,231)	2,595
Depreciation, depletion, and amortization — oil and gas	99,125	73,875	55,245
Depreciation and amortization — drilling and trucking	14,134	16,021	13,010
Depreciation, depletion, and amortization — discontinued operations	—	2,488	10,947
Stock option and non-vested stock compensation	15,638	15,590	4,882
Amortization of deferred financing costs and bond discount	9,316	7,049	2,396
Unrealized (gain) loss on derivative contracts	(3,365)	5,816	(12,205)
Dry hole costs and impairments	438,963	86,466	12,216
Drilling equipment and goodwill impairment	29,349	—	—
Amortization of discount on installment payable	6,082	—	—
Gain on sale of oil and gas properties	—	—	(20,034)
Equity (income) loss from equity method investments	(2,909)	393	—
Unrealized loss on marketable securities	4,590	—	—
Gain on sale of investment in LNG	—	—	(1,058)
Loss (gain) on sale of discontinued operations	(718)	2,644	(10,775)
Extraordinary gain on Castle acquisition	—	—	(8,776)
DHS stock granted to management as compensation	478	245	280
Deferred income tax expense (benefit)	(11,723)	6,446	1,205
Other non-cash items, net	61	141	319
Net changes in operating assets and liabilities:
Increase in trade accounts receivable	1,337	(4,316)	(4,501)
(Increase) decrease in prepaid assets	(7,381)	441	(731)
(Increase) decrease in inventories	(2,922)	(1,385)	434
(Increase) decrease in other current assets	(114)	713	(438)
Increase in accounts payable	17,590	25,219	4,477
Increase in other accrued liabilities	695	195	2,095

Net cash provided by operating activities	140,676	87,003	54,499

Cash flows from investing activities:
Additions to oil and gas properties	(457,947)	(333,287)	(219,874)
Additions to drilling and trucking equipment	(52,970)	(22,292)	(63,848)
Acquisitions, net of cash acquired	(221,815)	(4,500)	(8,564)
Proceeds from sale of oil and gas properties	42,000	46,193	82,716
Proceeds from sale of drilling assets	3,201	7,145	—
Increase in marketable securities	—	(6,517)	—
Increase in restricted deposit	(300,000)	—	—
Investment in unconsolidated affiliates	(6,475)	(4,322)	—
Loans to affiliate	(490)	(8,511)	—
Minority interest holder contributions (distributions), net	12,000	(355)	9,018
(Increase) decrease in other long-term assets	(120)	(106)	(3,646)

Net cash used in investing activities	(982,616)	(326,552)	(204,198)

Cash flows from financing activities:
Stock issued for cash upon exercise of options	4,827	137	3,711
Stock repurchased for withholding taxes	(1,368)	(1,381)	—
Stock issued for cash, net	662,043	202,084	33,870
Proceeds from borrowings	375,463	228,600	220,035
Proceeds from issuance of convertible debt	—	115,000	—
Payment of financing fees	(7,590)	(4,897)	(3,994)
Repayment of borrowings	(135,753)	(297,867)	(101,776)

Net cash provided by financing activities	897,622	241,676	151,846

Net increase in cash and cash equivalents	55,682	2,127	2,147

Cash at beginning of year	9,793	7,666	5,519

Cash at end of year	$65,475	$9,793	$7,666

Supplemental cash flow information:
Cash paid for interest and financing costs	$27,588	$23,351	$24,640

Non-cash financing activities:
Common stock issued for the purchase of Castle and oil and gas properties	$—	$23,765	$47,332

Common stock issued for the purchase of drilling and trucking equipment	$—	$—	$8,294

See accompanying notes to consolidated financial statements. The consolidated financial statements for the years ended December 31, 2008, 2007, and 2006 have been adjusted for the retrospective application of FSP APB 14-1 and SFAS 160. See note 22.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(1) Nature of Organization
Delta Petroleum Corporation (“Delta” or the “Company”) was organized December 21, 1984 as a Colorado corporation and is principally engaged in acquiring, exploring, developing and producing oil and gas properties. On January 31, 2006, the Company reincorporated in the state of Delaware. The Company’s core areas of operation are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of its proved reserves, production and long-term growth prospects. The Company owns interests in developed and undeveloped oil and gas properties in federal units offshore California, near Santa Barbara, and developed and undeveloped oil and gas properties in the continental United States.
The Company owns a 49.8% interest in DHS Drilling Company (“DHS”), an affiliated Colorado corporation that is headquartered in Casper, Wyoming. Delta representatives currently constitute a majority of the members of the Board of DHS and Delta has the right to use all of the rigs owned by DHS on a priority basis. During the second quarter of 2006, DHS engaged in a reorganization transaction pursuant to which it became a subsidiary of DHS Holding Company, a Delaware corporation, and the Company’s ownership interest became an interest in DHS Holding Company. References to DHS include both DHS Holding Company and DHS, unless the context otherwise requires. DHS is a consolidated subsidiary of Delta.
At December 31, 2008, the Company owned 4,277,977 shares of the common stock of Amber Resources Company of Colorado (“Amber”), representing 91.68% of the outstanding common stock of Amber. Amber is a public company that owns undeveloped oil and gas properties in federal units offshore California, near Santa Barbara.
(2) Going Concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company experienced a net loss of $456.1 million for the year ended December 31, 2008, has a working capital deficiency of $341.8 million, including $294.5 million outstanding under its credit facility, and is facing significant immediate and long-term obligations in excess of its existing sources of liquidity, which raise substantial doubt about the Company’s ability to continue as a going concern.
At December 31, 2008, the Company was not in compliance with the current ratio and accounts payable covenants under its senior credit facility. In addition, pursuant to a redetermination made as of February 1, 2009, the borrowing base under the senior credit facility will be reduced upon the successful completion of the Company’s capital raising efforts to $225.0 million, which will require a repayment of $70.0 million based on outstanding borrowings of $293.8 million at March 2, 2009. The lenders have entered into the First Amendment to the Company’s Second Amended and Restated Credit Agreement (the “Forbearance Agreement and Amendment to the Credit Facility”) dated March 2, 2009 under which they have agreed not to take action with respect to ongoing defaults or borrowing base deficiencies for a period of at least 45 days, or longer dependent on the progress of the Company’s capital raising efforts, and to amend the terms of the credit facility for 2009 (see Note 21).
The Company is subject to contractual obligations to jointly develop a portion of EnCana’s leasehold in the Vega Area of the Piceance Basin. Under the terms of the agreement dated February 28, 2008, the Company has committed to fund $410.1 million, of which $110.5 million was paid at the closing and installments of $99.6 million, $100.0 million, and $100.0 million are payable November 1, 2009, 2010, and 2011, respectively. These remaining installments are collateralized by a letter of credit, which in turn are collateralized by cash on deposit in a restricted account. The installment payments are recorded in the accompanying consolidated financial statements as current and long-term liabilities at a discounted value, initially of $280.1 million, based on an imputed interest rate of 2.58%.
The Company had $159.0 million of accounts payable at December 31, 2008, which if not timely paid could result in liens filed against the Company’s properties or withdrawal of trade credit provided by vendors, which in turn could limit the Company’s availability to conduct operations on its properties.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(2) Going Concern, Continued
As contemplated by the Forbearance Agreement and Amendment to the Credit Facility, the Company is engaged in capital raising efforts to raise net proceeds of at least $140.0 million on or before the forbearance termination date. The Company would use such net proceeds to reduce its amounts outstanding under the facility to not more than $225.0 million and pay accounts payable. Such efforts include potential sales of equity or debt securities, asset sales, joint ventures or similar industry partnerships. The Company has reduced its capital expenditure budget for 2009 to $52.0 million.
Depending on the amount of proceeds obtained from capital raising efforts, the Company will evaluate the need to raise additional capital. There can be no assurance that the actions undertaken by the Company will be sufficient to repay the obligations under the senior credit facility at the conclusion of the periods contemplated by the Forbearance Agreement and Amendment to the Credit Facility, or, if not sufficient, or if additional defaults occur under that facility, that the lenders will be willing to waive the defaults or amend the facility. In addition, there can be no assurance that cash flow from operations and other sources of liquidity, including asset sales or joint venture or other industry partnerships, will be sufficient to meet contractual, operating and capital obligations. The financial statements do not include any adjustments that might result from the outcome of uncertainty regarding the Company’s ability to raise additional capital, sell assets, or otherwise obtain sufficient funds to meet its obligations.
(3) Summary of Significant Accounting Policies
     Principles of Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of Delta and its consolidated subsidiaries (collectively, the “Company”). All inter-company balances and transactions have been eliminated in consolidation. Certain of the Company’s oil and gas activities are conducted through partnerships and joint ventures, including CRB Partners, LLC (“CRBP”) and PGR Partners, LLC (“PGR”). The Company includes its proportionate share of assets, liabilities, revenues and expenses from these entities in its consolidated financial statements. As Amber Resources Company of Colorado (“Amber”) is in a net stockholders’ deficit position for the periods presented, the Company has recognized 100% of Amber’s losses for all periods presented. The Company does not have any off-balance sheet financing arrangements (other than operating leases) or any unconsolidated special purpose entities.
Investments in operating entities where the Company has the ability to exert significant influence, but does not control the operating and financial policies, are accounted for using the equity method. The Company’s share of net income of these entities is recorded as income (losses) from unconsolidated affiliates in the consolidated statements of operations. Investments in operating entities where the Company does not exert significant influence are accounted for using the cost method, and income is only recognized when a distribution is received.
During June 2007, the Company acquired a 50% non-controlling ownership interest in Delta Oilfield Tank Company, LLC (“Delta Oilfield”) for cash consideration of $4.0 million. Delta Oilfield is accounted for using the equity method of accounting and is an unconsolidated affiliate of the Company. In conjunction with the investment, the Company entered into an agreement to finance up to $9.0 million for construction of a plant expansion. As of December 31, 2008, the Company had advanced $9.0 million to Delta Oilfield under this agreement, of which $2.2 million is included in other current assets in the accompanying consolidated balance sheets. The loan is payable quarterly, beginning after the expansion is complete, in an amount equal to 75% of distributable cash of Delta Oilfield, as defined, with any remaining balance due December 31, 2010.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(3) Summary of Significant Accounting Policies, Continued
Certain reclassifications have been made to amounts reported in previous years to conform to the current year presentation. Among other items, revenues and expenses on properties that are held for sale at December 31, 2008 have been reclassified to income from discontinued operations for all periods presented. Such reclassifications had no effect on net income.
     Cash Equivalents
Cash equivalents consist of money market funds and certificates of deposit. The Company considers all highly liquid investments with maturities at date of acquisition of three months or less to be cash equivalents.
     Marketable Securities
During 2007, the Company held investments in securities that were classified as trading securities and thus recorded at estimated fair value with interest, dividend income, and changes in market value recognized in earnings. The Company recorded $334,000 of losses related to these securities during the year ended December 31, 2007. Due to the marketplace changes in late 2007 affecting the liquidity of such investments, the Company reclassified the securities from trading to available for sale as of December 31, 2007. Accordingly, the marketable securities are recorded in long term assets in the accompanying consolidated balance sheet with changes in their fair value initially recorded in accumulated other comprehensive loss. During 2008, the Company determined that the securities had incurred an other than temporary loss and an impairment charge of $4.6 million was recorded in other expense during the year ended December 31, 2008. If the issuers of the securities continue to unsuccessfully close future auctions and their credit ratings deteriorate, the Company may be required to record additional impairment charges on these investments.
     Oil and Gas Properties Held for Sale
Oil and Gas Properties held for sale as of December 31, 2007 represent the Company’s Midway Loop oil and gas properties in Texas that were for sale. As a result of the significant decline in commodity prices and substantial changes in other marketplace conditions, the Company subsequently determined not to sell these properties and accordingly the properties have been reclassified to property and equipment in the accompanying consolidated balance sheet as of December 31, 2008 and to continuing operations in the consolidated statements of operations for all periods presented. The Company recorded an impairment charge of $52.7 million to reduce the carrying value of the properties to their estimated fair value upon the determination.
     Inventories
Inventories consist of pipe and other production equipment not yet in use. Inventories are stated at the lower of cost (principally first-in, first-out) or estimated net realizable value.
     Non-Controlling Interest
Non-controlling interest represents the 50.2% (47.2% for Chesapeake Energy Corporation and 3% for DHS executive officers and management) investors of DHS at December 31, 2008 and 2007, respectively. Non-controlling interests for December 31, 2006 represents 50.6% (45% for Chesapeake Energy Corporation and 5.6% for DHS executive officers and management) investors of DHS at December 31, 2006. During 2007, the ownership interest of one of the founding officers was repurchased by DHS, resulting in a slight increase in Delta’s ownership of DHS.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(3) Summary of Significant Accounting Policies, Continued
     Revenue Recognition
     Oil and Gas
Revenues are recognized when title to the products transfers to the purchaser. The Company follows the “sales method” of accounting for its natural gas and crude oil revenue, so that the Company recognizes sales revenue on all natural gas or crude oil sold to its purchasers, regardless of whether the sales are proportionate to the Company’s ownership in the property. A liability is recognized only to the extent that the Company has an imbalance on a specific property greater than the expected remaining proved reserves. As of the years ended December 31, 2008 and 2007, the Company’s aggregate natural gas and crude oil imbalances were not material to its consolidated financial statements.
     Drilling and Trucking
The Company earns its contract drilling revenues under daywork or turnkey contracts. The Company recognizes revenues on daywork contracts for the days completed based on the dayrate specified in each contract. Turnkey contracts are accounted for on a percentage-of-completion basis. The costs of drilling the Company’s own oil and gas properties are capitalized in oil and gas properties as the expenditures are incurred. Trucking and hauling revenues are recognized based on either an hourly rate or a fixed fee per mile depending on the type of vehicle, the services performed, and the contract terms.
     Property and Equipment
The Company accounts for its natural gas and crude oil exploration and development activities under the successful efforts method of accounting. Under such method, costs of productive exploratory wells, development dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploration costs, including personnel costs, certain geological or geophysical expenses and delay rentals for gas and oil leases, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. The sale of a partial interest in a proved property is accounted for as a cost recovery and no gain or loss is recognized as long as this treatment does not significantly affect the units-of-production amortization rate. A gain or loss is recognized for all other sales of producing properties.
Unproved properties with significant acquisition costs are assessed quarterly on a property-by-property basis, and any impairment in value is charged to expense. If the unproved properties are determined to be productive, the related costs are transferred to proved gas and oil properties. Proceeds from sales of partial interests in unproved leases are accounted for as a recovery of cost without recognizing any gain or loss until all costs have been recovered.
Depreciation and depletion of capitalized acquisition, exploration and development costs is computed on the units-of-production method by individual fields as the related proved reserves are produced.
Drilling equipment is recorded at cost or estimated fair value upon acquisition and depreciated on a component basis using the straight-line method over their estimated useful lives ranging from five to 15 years. Pipelines and gathering systems and other property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives ranging from three to 40 years.
Depreciation, depletion and amortization of oil and gas property and equipment for the years ended December 31, 2008, 2007 and 2006 were $99.1 million, $73.9 million, and $55.2 million, respectively.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(3) Summary of Significant Accounting Policies, Continued
     Impairment of Long-Lived Assets
Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.
Estimates of expected future cash flows represent management’s best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flows exceed the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected future cash flows, an impairment exists and is measured by the excess of the carrying value over the estimated fair value of the asset. Any impairment provisions recognized in accordance with SFAS 144 are permanent and may not be restored in the future.
The Company assesses proved properties on an individual field basis for impairment on at least an annual basis. During the year ended December 31, 2008, the Company recorded impairments on proved properties totaling approximately $236.0 million primarily related to the Newton, Midway Loop, and Opossum Hollow fields in Texas ($172.1 million), the Paradox field in Utah ($26.2 million), the Howard Ranch and Bull Canyon fields in the Rockies ($27.9 million) and the Company’s offshore California field ($9.8 million). The impairments resulted primarily from the significant decline in commodity pricing during the fourth quarter of 2008. In addition, the Company recorded an impairment to the Paradox pipeline ($21.5 million) in 2008.
During the year ended December 31, 2007, an impairment of $59.4 million was recorded primarily related to the Howard Ranch and Fuller fields in Wyoming ($38.4 million and $10.3 million, respectively), and the South Angleton field in Texas ($9.7 million), primarily due to lower Rocky Mountain natural gas prices and marginally economic deep zones on the Howard Ranch Prospect. During the year ended December 31, 2006, an impairment of $10.4 million was recorded on certain of the Company’s eastern Colorado properties primarily due to lower Rocky Mountain natural gas prices in the latter part of the year.
For unproved properties, the need for an impairment is based on the Company’s plans for future development and other activities impacting the life of the property and the ability of the Company to recover its investment. When the Company believes the costs of the unproved property are no longer recoverable, an impairment charge is recorded based on the estimated fair value of the property. As a result of such assessment, during the year ended December 31, 2008, the Company recorded impairments of its unproved properties totaling $66.4 million, primarily related to Utah Hingeline ($40.2 million), Opossum Hollow, Newton and Angleton in Texas ($19.2 million), certain prospects in Colorado ($4.0 million), and the Paradox basin in Utah ($3.0 million). The Company recorded no impairment provision attributable to unproved properties for the years ended December 31, 2007 and 2006.
For the fiscal year 2009, the Company plans to develop and evaluate certain proved and unproved properties. Favorable or unfavorable drilling results or changes in commodity prices may cause a revision to estimates of those properties’ future cash flows. Such revisions of estimates could require the Company to record additional impairments in the period of such revisions.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(3) Summary of Significant Accounting Policies, Continued
     Goodwill
Goodwill represents the excess of the cost of the acquisitions by DHS of C&L Drilling in May 2006, Rooster Drilling in March 2006, and Chapman Trucking in November 2005 over the fair value of the assets and liabilities acquired. For goodwill and intangible assets recorded in the financial statements, an impairment test is performed at least annually in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”). Although no impairment of goodwill was indicated as a result of the Company’s annual impairment test performed during the third quarter of 2008, an impairment for the full amount of goodwill ($7.7 million) was recorded during the fourth quarter of 2008 as a result of impairment testing prompted by the decline in commodity prices resulting in the deteriorating utilization rate of the Company’s rig fleet in the fourth quarter.
     Asset Retirement Obligations
The Company’s asset retirement obligations arise from the plugging and abandonment liabilities for its oil and gas wells. The Company has no obligation to provide for the retirement of most of its offshore properties as the obligations remained with the seller from whom the Company acquired the properties. The following is a reconciliation of the Company’s asset retirement obligations for the years ended December 31, 2008, 2007 and 2006:

	Years Ended December 31,
	2008	2007	2006
	(In thousands)
Asset retirement obligation — beginning of period	$5,199	$4,421	$3,467
Accretion expense	436	278	199
Change in estimates	1,883	313	639
Obligations acquired	2,579	1,743	850
Obligations settled	(1,065)	(224)	(139)
Obligations on sold properties	(296)	(1,332)	(595)

Asset retirement obligation — end of period	8,736	5,199	4,421
Less: Current asset retirement obligation	(2,151)	(1,045)	(408)

Long-term asset retirement obligation	$6,585	$4,154	$4,013

     Comprehensive Income (Loss)
Comprehensive income (loss) includes all changes in equity during a period except those resulting from investments by owners and distributions to owners, if any. The components of comprehensive income (loss) for the years ended December 31, 2008, 2007 and 2006 are as follows (amounts in thousands):

	Years Ended December 31,
	2008	2007	2006
	(In thousands)
Net income (loss)	$(467,500)	$(151,038)	$5,511
Change in fair value of available for sale securities	(4,589)	—	—
Loss on impairment of available for sale securities reclassified to earnings	4,589	—	—
Hedging gains reclassified to income upon settlement, net of tax benefit of $1,738 in 2006	—	(13,920)	2,860
Change in fair value of derivative hedging instruments, net of tax expense of $4,315 in 2006	—	6,025	7,002
Tax effect of valuation allowance	—	3,030	—

Comprehensive income (loss)	(467,500)	(155,903)	15,373
Comprehensive (income) loss attributable to non-controlling interest	11,486	1,231	(2,595)

Comprehensive income (loss) attributable to Delta	$(456,064)	$(154,672)	$12,778

     Financial Instruments
The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents, marketable securities and accounts receivable. The Company’s cash equivalents are funds that are

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(3) Summary of Significant Accounting Policies, Continued
placed with major financial institutions. The Company manages and controls market and credit risk through established formal internal control procedures, which are reviewed on an ongoing basis. The Company attempts to minimize credit risk exposure to purchasers of the Company’s oil and natural gas through formal credit policies, monitoring procedures, and letters of credit.
The Company used various assumptions and methods in estimating fair value disclosures for financial instruments. The carrying amounts of cash and cash equivalents and accounts receivable approximated their fair value due to the short maturity of these instruments. The carrying amount of the Company’s credit facility approximated fair value because the interest rates on the credit facility are variable. The fair value of long-term debt was estimated based on quoted market prices. The fair values of derivative instruments were estimated based on discounted future net cash flows or market quotes.
Accounting and reporting standards require that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. Those standards also require that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of Accumulated Other Comprehensive Income (Loss) and be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The Company had no such qualifying hedging instruments at December 31, 2008 and 2007.
     Stock Based Compensation
The Company follows SFAS No. 123 (Revised 2004) “Share Based Payment” (“SFAS 123R”) to value stock options and other equity based compensation issued to employees. The cost of share based payments is recognized over the period the employee provides service and is included in general and administrative expense in the statements of operations.
     Non-Qualified Stock Options — Directors and Employees
On February 9, 2007, the Company issued executive performance share grants to each of the Company’s four executive officers (Roger Parker — Chief Executive Officer, John Wallace — President, Kevin Nanke — Chief Financial Officer, and Ted Freedman — Senior Vice President and General Counsel) that provide that the shares of common stock awarded will vest if the market price of Delta stock reaches and maintains certain price levels. The awards will vest in five tranches on the dates that the average daily closing price of Delta’s common stock equals or exceeds a defined price for a specified number of trading days within any period of 90 calendar days (a “Vesting Threshold”).
The Vesting Threshold for the first tranche is $40, for the second tranche, $50, for the third tranche, $60, for the fourth tranche, $75 and for the fifth tranche, $90. Upon attaining the Vesting Threshold for each of the first, second and third tranches, 100,000 of Mr. Parker’s shares would vest for each such tranche, 70,000 of Mr. Wallace’s shares would vest for each such tranche and 40,000 of Mr. Nanke’s and Mr. Freedman’s shares would each vest for each such tranche. The $75 and $90 tranches lapsed effective March 31, 2008 and the $50 and $60 tranches will also lapse if the $40 tranche has not vested on or before March 31, 2009. In addition, the grants will lapse and be forfeited to the extent not vested prior to a termination of the executive’s employment, and will be forfeited to the extent not vested on or before January 29, 2017. The awards also provide for a minimum 364-day period between achievement of two vesting thresholds, subject to acceleration of vesting upon a change in control at a price in excess of one or more of the stock price thresholds, with proportional vesting should a change in control occur at a price in excess of one threshold, but below the next threshold.
The performance share grants were valued at $18.4 million, in the aggregate, with derived service periods over which the value of each tranche is expensed ranging from 1 to 5 years. Equity compensation of $5.7 and $6.9 million related to the performance share grants was included in general and administrative expense during the years ended December 31, 2008 and 2007, respectively.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(3) Summary of Significant Accounting Policies, Continued
     Income Taxes
The Company uses the asset and liability method of accounting for income taxes as set forth in SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the results of operations in the period that includes the enactment date. Deferred tax assets are recorded based on the “more likely than not” requirements of SFAS 109, and to the extent this threshold is not met, a valuation allowance is recorded. The Company is currently providing a full valuation allowance on its net deferred tax assets. Deferred tax assets and liabilities are recorded by DHS on the same basis of accounting, although no valuation allowance has been provided for its deferred tax assets.
     Income (Loss) per Common Share
Basic income (loss) per share is computed by dividing net income (loss) attributed to common stock by the weighted average number of common shares outstanding during each period, excluding treasury shares. Diluted income (loss) per share is computed by adjusting the average number of common shares outstanding for the dilutive effect, if any, of convertible preferred stock, convertible debt, stock options, restricted stock and warrants.
     Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include oil and gas reserves, bad debts, depletion and impairment of oil and gas properties, valuations of marketable securities, income taxes, derivatives, asset retirement obligations, contingencies and litigation accruals. Actual results could differ from these estimates.
     Recently Adopted Accounting Standards and Pronouncements
In March 2008, the FASB affirmed FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)”. The FSP requires the proceeds from the issuance of convertible debt instruments to be allocated between a liability component (debt issued at a discount) and an equity component. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. The FSP was adopted effective January 1, 2009. This FSP changes the accounting treatment for the Company’s 3 3/4% Senior Convertible Notes issued April 25, 2007 since it is to be applied retrospectively upon adoption. The fair value of the liability and equity components were determined based on the Company’s estimated borrowing rate at the date of issuance and, as a result, the liability component was approximately $92.7 million and the equity component was approximately $22.3 million. Based on these components at the issue date the Company recorded a reduction to the carrying value of the Notes of $22.3 million upon adoption of the FSP, with a corresponding increase in additional paid in capital. The accompanying consolidated financial statements include accretion of the resulting debt discount of approximately $4.2 million and $2.7 million for the years ended December 31, 2008 and 2007, respectively. The remaining discount will be amortized through May 2012 when the holders of the Notes can first require the Company to purchase all or a portion of the Notes. Combining the cash interest cost with the amortization of debt discount, the Notes have an effective interest rate of 8.2% with total interest cost of $8.5 million and $5.7 million in each of the years ended December 31, 2008 and 2007.
In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(3) Summary of Significant Accounting Policies, Continued
— an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for non-controlling interests (“minority interests”) in subsidiaries. SFAS 160 clarifies that a non-controlling interest in a subsidiary should be accounted for as a component of equity separate from the parent’s equity. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, or fiscal year 2009, and must be applied prospectively, except for the presentation and disclosure requirements, which are applied retrospectively. The Company adopted the provisions of SFAS 160 on January 1, 2009. The adoption of SFAS 160 did not have a material impact on the consolidated financial statements; however, it could impact the Company’s accounting for future transactions. The presentation of these financial statements has been revised to reflect the retrospective application of SFAS 160.
     Recently Issued Accounting Standards and Pronouncements
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS 161”). This Statement requires enhanced disclosures for derivative and hedging activities. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008, or fiscal year 2009. The Company is currently evaluating the potential impact of the adoption of SFAS 161 on the disclosures in its consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which replaces SFAS 141. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any resulting goodwill, and any non-controlling interest in the acquiree. The Statement also provides for disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008, or fiscal year 2009, and must be applied prospectively to business combinations completed on or after that date.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, or fiscal year 2008. The Company adopted SFAS 159 effective January 1, 2008, but did not elect to apply the SFAS 159 fair value option to eligible assets and liabilities during the year ended December 31, 2008.
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires additional disclosures about fair value measurements. SFAS 157 aims to improve the consistency and comparability of fair value measurements by creating a single definition of fair value. The Statement emphasizes that fair value is not entity-specific, but instead is a market-based measurement of an asset or liability. SFAS 157 reaffirms the requirements of previously issued pronouncements concerning fair value measurements and expands the required disclosures. In February 2008, the FASB issued FSP No. 157-2. FSP No. 157-2 delays the effective date of SFAS 157 for one year for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company has not yet applied the provisions of SFAS 157 which relate to non-recurring nonfinancial assets and nonfinancial liabilities.
Effective January 1, 2008, the Company adopted the provisions of SFAS 157 for fair value measurements not delayed by FSP No. 157-2. The adoption resulted in additional disclosures as required by the pronouncement (See Note 5, “Fair Value Measurements”) related to the fair value measurements for oil and gas derivatives and marketable securities but did not change the fair value calculation methodologies. Accordingly, the adoption had no impact on the Company’s financial condition or results of operations.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(4) Oil and Gas Properties
     Unproved Undeveloped Offshore California Properties
The Company has direct and indirect ownership interests ranging from 2.49% to 100% in five unproved undeveloped offshore California oil and gas properties with aggregate carrying values of $17.0 million and $14.8 million at December 31, 2008 and 2007, respectively. These property interests are located in proximity to existing producing federal offshore units near Santa Barbara, California and represent the right to explore for, develop and produce oil and gas from offshore federal lease units. The recovery of the Company’s investment in these properties through the sale of hydrocarbons would require extensive exploration and development activities (and costs) that cannot proceed without certain regulatory approvals that have been delayed, and is therefore subject to other substantial risks and uncertainties.
The Company is not the designated operator of any of these properties but is an active participant in the ongoing activities of each property along with the designated operator and other interest owners. If the designated operator elected not to or was unable to continue as the operator, the other property interest owners would have the right to designate a new operator as well as share in additional property returns prior to the replaced operator being able to receive returns. Based on the Company’s size, it would be difficult for the Company to proceed with exploration and development plans should other substantial interest owners elect not to proceed; however, to the best of its knowledge, the Company believes the designated operators and other major property interest owners would proceed with exploration and development plans under the terms and conditions of the operating agreement if they were permitted to do so by regulators.
Based on indications of levels of hydrocarbons present from drilling operations conducted in the past, the Company believes the fair values of its property interests are in excess of their carrying values at December 31, 2008 and that no impairment in the carrying value has occurred. Should the required regulatory approvals not be obtained or plans for exploration and development of the properties not continue, the carrying value of the properties would likely be impaired and written off.
The ownership rights in each of these properties have been retained under various suspension notices issued by the Mineral Management Service (MMS) of the U.S. federal government whereby, as long as the owners of each property were progressing toward defined milestone objectives, the owners’ rights with respect to the properties will continue to be maintained. The issuance of the suspension notices has been necessitated by the numerous delays in the exploration and development process resulting from regulatory requirements imposed on the property owners by federal, state and local agencies.
In 2001, however, a Federal Court in the case of California v. Norton, et al. ruled that the MMS does not have the power to grant suspensions on the subject leases without first making a consistency determination under the Coastal Zone Management Act (“CZMA”), and ordered the MMS to set aside its approval of the suspensions of the Company’s offshore leases and to direct suspensions for a time sufficient for the MMS to provide the State of California with the required consistency determination. In response to the ruling in the Norton case, the MMS made a consistency determination under the CZMA and the leases are still valid.
Further actions to develop the leases have been delayed, however, pending the outcome of a separate lawsuit (the “Amber case”) that was filed in the United States Court of Federal Claims (the “Court”) in Washington, D.C. by the Company, its 92%-owned subsidiary, Amber, and ten other property owners alleging that the U.S. government materially breached the terms of forty undeveloped federal leases, some of which are part of the Company’s and Amber’s offshore California properties. On November 15, 2005 and October 31, 2006, the Court granted summary

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(4) Oil and Gas Properties, Continued
judgment as to liability and partial summary judgment as to damages with respect to thirty six of the forty total federal leases that are the subject of the litigation. Under a restitution theory of damages, the Court ruled that the government must give back to the current lessees the more than $1.1 billion in lease bonuses it had received at the time of sale. On January 19, 2006, the government filed a motion for reconsideration of the Court’s ruling as it relates to a single lease owned entirely by the Company (“Lease 452”). In its motion for reconsideration, the government asserted that the Company should not be able to recover lease bonus payments for Lease 452 because, allegedly, a significant portion of the hydrocarbons had been drained by wells that were drilled on an immediately adjacent lease. The amount of lease bonus payments attributable to Lease 452 is approximately $92.0 million. A trial on the motion for reconsideration was completed in January 2008 and on February 25, 2009 the Court entered a judgment in the Company’s favor in the amount of $91.4 million. This judgment is subject to appeal by the government.
On January 12, 2007, the Court entered an order of final judgment awarding the lessees restitution of the original lease bonuses paid for thirty five of the forty lawsuit leases. Under this order, the Company is entitled to receive a gross amount of approximately $58.5 million, and Amber is entitled to receive a gross amount of approximately $1.5 million as reimbursement for the lease bonuses paid for all lawsuit leases other than Lease 452. The order of final judgment was affirmed in all respects by the United States Court of Appeals for the Federal Circuit on August 25, 2008, and the government’s petition seeking a rehearing of that decision was denied on December 5, 2008; however, on December 24, 2008, the Federal Circuit entered an order imposing a stay of the issuance of its mandate for a period of 90 days pending consideration of and the possible filing by the government of a petition for writ of certiorari with the United States Supreme Court. On February 23, 2009, the Supreme Court granted the government’s application for a thirty day extension, to and including April 4, 2009, to file a petition for a writ of certiorari. The government asserts in its application that it has not yet determined whether it will ultimately file such a petition in this case.
No payments will be made until all appeals have either been waived or exhausted. In the event that the Company ultimately receives any proceeds as the result of this litigation, it will be obligated to use a portion to pay the litigation expenses and to fulfill certain contractual commitments to third parties that grant them an overriding royalty on the litigation proceeds in an aggregate amount of approximately 10% of the proceeds on certain leases and a 20% sharing agreement on certain leases.
If new activities are commenced on any of the leases, the requisite exploration and development plans will be subject to review by the California Coastal Commission for consistency with the CZMA and by the MMS for other technical requirements. None of the leases is currently considered impaired, but in the event that they are found not to be valid for some reason in the future, it would appear that they would become impaired. For example, if there is a future adverse ruling by the California Coastal Commission under the CZMA and the Company decides not to appeal such ruling to the Secretary of Commerce, or the Secretary of Commerce either refuses to hear the Company’s appeal of any such ruling or ultimately makes an adverse determination, it is likely that some or all of these leases would become impaired and written off at that time. It is also possible that other events could occur that would cause the leases to become impaired, and the Company will continuously evaluate those factors as they occur.
     Year Ended December 31, 2008 — Acquisitions
On September 15, 2008, the Company entered into an agreement with EnCana Oil & Gas (USA), Inc. (“EnCana”) to acquire all of EnCana’s net leasehold position and interest in wells in the Columbia River Basin of Washington and Oregon. The purchase price for the leasehold properties was $25.0 million and the transaction closed on September 26, 2008. On September 26, 2008, the Company completed a separate transaction related to the Columbia River Basin wherein the Company sold a 50% working interest participation in all of the Company’s Columbia River Basin leaseholds and wells for cash consideration of $42.0 million plus one half of the drilling costs incurred to date on the Company’s well currently drilling in the area. This transaction included a 50% working interest in the leaseholds acquired from EnCana on September 15, 2008.
On August 25, 2008, the Company completed an asset exchange agreement in which the Company acquired

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(4) Oil and Gas Properties, Continued
additional incremental interests in certain Midway Loop properties in exchange for $15.1 million in cash and non-core undeveloped properties in Divide Creek. The transaction resulted in a gain of $715,000 on the exchange during the three months ended September 30, 2008.
In July and August 2008, the Company completed several transactions to acquire unproved leasehold interests in two prospect areas. The total cost of the acquisitions was approximately $41.6 million. Pursuant to one of the agreements, the Company is obligated to spud an initial appraisal well by July 1, 2009.
On February 28, 2008, the Company closed a transaction with EnCana to jointly develop a portion of EnCana’s leasehold in the Vega Area of the Piceance Basin. Delta acquired over 1,700 drilling locations on approximately 18,250 gross acres with a 95% working interest. The effective date of the transaction was March 1, 2008.
     Year Ended December 31, 2007 — Acquisitions
On October 1, 2007, the Company completed a transaction involving an exchange of Washington County, Colorado properties and cash consideration of $34.8 million, including customary purchase price adjustments, to acquire a 12.5% working interest in the Garden Gulch field in the Piceance Basin. The transaction was accounted for as a non-monetary transaction in relation to the exchange of assets with a nominal loss recorded on the divestiture of the Washington County assets equal to the fair value of the asset relinquished less its net book value. The acquisition basis of the Garden Gulch asset acquired was recorded equal to the fair value of the Washington County assets relinquished plus the additional cash consideration paid.
On June 8, 2007, the Company issued 475,000 shares of common stock valued at approximately $9.9 million using a 5-day average closing price to acquire an additional interest in one well already owned and operated by the Company, and an additional interest in a non-operated property, both located in Polk County, Texas.
On March 9, 2007, the Company issued 754,000 shares of common stock valued at approximately $13.8 million using a 5-day average closing price for additional interests in two wells already owned and operated by the Company located in Polk County, Texas.
     Year Ended December 31, 2006 — Acquisitions
On April 28, 2006, Castle shareholders approved the merger agreement between Delta and Castle. As of that date, Delta via its merger subsidiary DPCA, acquired Castle for a purchase price of $33.6 million comprised of 1.8 million net shares issued (8,500,000 shares issued net of 6,700,000 Delta shares owned by Castle) valued at $31.2 million and $2.4 million of transaction costs. Delta obtained assets valued at $39.7 million which were comprised of cash, producing oil and gas properties located in Pennsylvania and West Virginia, and certain other assets. Due to the excess fair value of the assets acquired compared to the purchase price of the transaction and in accordance with SFAS No. 141 when acquired assets are held for sale in the near term, Delta recorded a $6.1 million extraordinary gain ($9.6 million, net of $3.5 million of deferred taxes) during the quarter ended June 30, 2006. The properties were actually sold during August 2006 and a true-up of the gain based on actual final proceeds from the sale was recorded. No pro forma information is presented because discontinued operations are not reported in revenue and earnings from continuing operations, and the information related to the acquisition would be the same as the amounts reported.
On February 1, 2006 Delta entered into a purchase and sale agreement with Armstrong Resources, LLC (“Armstrong”) to acquire a 65% working interest in approximately 88,000 undeveloped gross acres in the central Utah hingeline play for a purchase price of $24 million in cash and 673,401 shares of common stock valued at $16.1 million. The closing of the transaction was effective as of January 26, 2006. Armstrong retained the remaining 35% working interest in the acreage. As part of the transaction, Delta agreed to pay 100% of the drilling costs for the first three wells in the project. Delta is the operator of the majority of the acreage, and drilling of the first well commenced in November 2006, and the remaining two wells were drilled during the years ended December 31, 2007 and 2008.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(4) Oil and Gas Properties, Continued
     Fiscal 2006 — Dispositions
During December 2005, Delta transferred its ownership in approximately 427,000 gross acres (64,000 net acres) of non-operated interests in the Columbia River Basin to CRBP. In January and March 2006, Delta sold a combined 44% minority interest in CRBP. As the sale involved unproved properties, no gain on the partial sale of CRBP is recognized until all of the cost basis of CRBP had been recovered. Accordingly, the Company recorded a $13.0 million gain ($8.1 million net of tax) and an $11.2 million reduction to property during the first quarter of 2006 as a result of closing the transaction.
In March 2006, the Company sold approximately 26% of PGR. This transaction involved both proved and unproved property interests and accordingly, to the extent the sale of PGR related to unproved properties, no gain was recognized as all of the unproved cost basis was not yet recovered. The Company recorded a gain of $5.9 million, $3.7 million net of tax, and a $3.4 million offset to property during the first quarter of 2006 as a result of the transaction. The Company retained a 74% interest in PGR.
     Discontinued Operations
The annual report on Form 10-K for the year ended December 31, 2007 and quarterly periods filed through September 30, 2008 included the Midway Loop, Texas properties in discontinued operations as they were previously classified as held for sale. Due to the decline in commodity prices and substantial changes in marketplace conditions, the Company determined not to sell these properties. As a result, for the year ended December 31, 2008 and for all prior periods presented, operating income and expenses for the Midway Loop properties are included in continuing operations in the consolidated statements of operations.
In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the results of operations and gain (loss) relating to the sale of the following property interests have been reflected as discontinued operations.
On October 1, 2007, the Company completed a transaction involving an exchange of Washington County, Colorado properties and cash consideration of $34.8 million, including customary purchase price adjustments, to acquire a 12.5% working interest in the Garden Gulch field in the Piceance Basin.
On September 4, 2007, the Company completed the sale of certain non-core properties located in North Dakota for cash consideration of approximately $6.2 million. The transaction resulted in a gain on sale of properties of $4.3 million.
On March 30, 2007, the Company completed the sale of certain non-core properties located in New Mexico and East Texas for cash consideration of approximately $31.5 million, prior to customary purchase price adjustments. The sale resulted in a loss of approximately $10.8 million.
On March 27, 2007, the Company completed the sale of certain non-core properties located in Australia for cash consideration of approximately $6.0 million. The sale resulted in an after-tax gain of $2.0 million.
On January 10, 2007, the Company completed the sale of certain non-core properties located in Padgett field, Kansas for cash consideration of $5.6 million. The transaction resulted in a gain on sale of properties of $297,000.
Through a series of transactions during the year ended December 31, 2006, the Company completed the sale of certain non-core properties in East Texas and Louisiana for proceeds of $23.5 million and a combined after-tax gain of $6.7 million.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(4) Oil and Gas Properties, Continued
On August 21, 2006, the Company completed the sale of the properties acquired with the Castle acquisition in April 2006. During the year ended December 31, 2006, the Company recorded a $5.6 million extraordinary gain in accordance with SFAS No. 141.
The following table shows the total revenues and income included in discontinued operations for the above mentioned oil and gas properties for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Years Ended December 31,
	2008	2007	2006

Revenues	$—	$6,914	$28,639

Income from discontinued operations	$—	$2,008	$8,481
Income tax expense	—	(86)	(3,209)

Income from discontinued operations, net of tax	$—	$1,922	$5,272

(5) DHS Drilling Company
On December 31, 2008, the Company owned a 49.8% ownership interest in DHS Drilling Company. The remaining interest is owned by Chesapeake Energy Corporation, 47.2%, and 3% by DHS executive officers and management. Delta has the right to use all of the DHS rigs on a priority basis.
In January 2006, the Company purchased Rooster Drilling Company (“Rooster Drilling”) for 350,000 shares of Delta common stock valued at $8.3 million. Rooster Drilling owned one drilling rig, an Oilwell 66 with a depth capacity of 12,000 feet. Concurrent with the Company’s acquisition of Rooster Drilling, the Company and DHS entered into an operating agreement whereby DHS operated the rig (“Rig 15”) on behalf of the Company. In March 2006, the Company contributed Rooster Drilling (renamed “Hastings Drilling Company”) to DHS.
In March 2006, DHS issued additional common stock to Delta, Chesapeake, and officers and management of DHS in exchange for assets, cash and notes as described below. The Company contributed Rooster Drilling and additional cash totaling $9.9 million to DHS in exchange for 2.7 million shares of DHS common stock. Chesapeake contributed approximately $9.0 million in cash to DHS in exchange for 2.4 million shares of DHS common stock. Two executive officers purchased 150,000 shares each by execution and delivery of promissory notes for $549,000. An officer of DHS paid $33,000 for 9,000 shares of DHS common stock. Subsequent to these transactions there were 14.6 million shares of DHS common stock outstanding.
During the fourth quarter 2007, the Company acquired an additional interest for $354,000 from one of the DHS founding officers, increasing the Company’s total ownership interest to 50.0% as of December 31, 2007.
In March 2006, DHS purchased a Kremco 750G drilling rig (“Rig 16”) for $4.75 million. The rig is a 500 horsepower rig with a depth rating of 10,000 feet.
In May 2006, DHS acquired two rigs (“Rig 12” and “Rig 14”) and certain other assets in conjunction with the acquisition of C&L Drilling for a purchase price of approximately $16.7 million. Rigs 12 and 14 have depth ratings of 15,000 and 12,500 feet, respectively.
On July 18, 2006, DHS purchased a National 55 drilling rig (“Rig 17”) for $7.25 million. The rig is a 1,000 horsepower rig with a depth rating of 12,500 feet. The rig was placed into service during the fourth quarter 2006.
On March 5, 2007, DHS purchased a drilling rig (“Rig 18”) for cash consideration of $7.6 million, funded with borrowings under the DHS credit facility. The rig is a 700 horsepower rig with a depth rating of 10,500 feet.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(5) DHS Drilling Company, Continued
In December 2007, DHS sold Rigs 2 and 3 for proceeds of $6.3 million and recorded a loss of $31,000 on the sale.
In March 2008, DHS acquired three rigs and spare equipment for a purchase price of $23.3 million. The transaction was funded by the proceeds from two notes payable issued to Delta and Chesapeake of $6.0 million each and from proceeds of $6.0 million each from Delta and Chesapeake for additional shares of common stock issued by DHS. The notes issued to both Delta and Chesapeake were converted to DHS common shares in August 2008.
In August 2008, DHS acquired a 2,000 horsepower drilling rig with a 25,000 foot depth rating for a purchase price of $12.3 million (Rig #23). The acquisition was financed by an increase in the DHS credit facility.
During the quarter ended September 30, 2008, DHS paid a deposit of $1.3 million for the acquisition of a drilling rig which was expected to close in October 2008. Because of the bankruptcy of Lehman Commercial Paper and the inability of Lehman to fund DHS’s credit facility, DHS was unable to close on the acquisition and the Company forfeited its deposit. Accordingly, other expense for the year ended December 31, 2008 includes the $1.3 million loss on the forfeiture of the deposit.
The Company performed the annual DHS goodwill impairment test during the quarter ended September 30, 2008; however, due to the deterioration in the market conditions and decreased utilization, the DHS goodwill and the fair values of the rigs were re-evaluated as of December 31, 2008. The Company determined that the book value of the rigs was impaired by $21.6 million and also wrote off the entire amount of goodwill of $7.7 million.
(6) Fair Value Measurements
Effective January 1, 2008, the Company adopted SFAS 157 which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires additional disclosures about fair value measurements. As required by SFAS 157, the Company applied the following fair value hierarchy:
Level 1 — Assets or liabilities for which the item is valued based on quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 — Assets and liabilities valued based on observable market data for similar instruments.
Level 3 — Assets or liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally-developed, and considers risk premiums that a market participant would require.
The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.
The Company’s available for sale securities include investments in auction rate debt securities. Due to the lack of liquidity of these investments, the valuation assumptions are not readily observable in the market and are valued based on broker models using internally developed unobservable inputs (Level 3).

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(6) Fair Value Measurements, Continued
The following table lists the Company’s fair value measurements by hierarchy as of December 31, 2008 (in thousands):

	Quoted Prices	Significant	Significant
	in Active Markets	Other Observable	Unobservable
	for Identical Assets	Inputs	Inputs
Assets (Liabilities)	(Level 1)	(Level 2)	(Level 3)	Total
Available for sale securities	$—	$—	$1,977	$1,977
The following is a reconciliation of the Company’s Level 3 assets measured at fair value on a recurring basis using significant unobservable inputs (amounts in thousands):

Available for Sale
Securities

Balance at January 1, 2008	$6,566
Impairment loss reported in earnings	(4,589)
Unrealized losses relating to instruments held at the reporting date	—

Balance at December 31, 2008	$1,977

(7) Long-Term Debt
     Installments Payable on Property Acquisition
On February 28, 2008, the Company closed a transaction with EnCana to jointly develop a portion of EnCana’s leasehold in the Vega Area of the Piceance Basin. Under the terms of the agreement, the Company has committed to fund $410.1 million, of which $110.5 million was paid at the closing and installments of $99.6 million, $100.0 million, and $100.0 million are payable November 1, 2009, 2010, and 2011, respectively. These remaining installments are collateralized by a letter of credit, which in turn are collateralized by cash on deposit in a restricted account. The installment payments are recorded in the accompanying consolidated financial statements as current and long-term liabilities at a discounted value, initially of $280.1 million, based on an imputed interest rate of 2.58%. The discount is being accreted on the effective interest method over the term of the installments, including accretion of $6.1 million for the year ended December 31, 2008.
     7% Senior Unsecured Notes, due 2015
On March 15, 2005, the Company issued 7% senior unsecured notes for an aggregate amount of $150.0 million, which pay interest semiannually on April 1 and October 1 and mature in 2015. The notes were issued at 99.50% of par and the associated discount is being amortized to interest expense over the term of the notes. The indenture governing the notes contains various restrictive covenants that limit the Company’s and its subsidiaries’ ability to, among other things, incur additional indebtedness, repurchase capital stock, pay dividends, make certain investments, sell assets, consolidate, merge or transfer all or substantially all of the assets of the Company and its restricted subsidiaries. These covenants may limit the discretion of the Company’s management in operating the Company’s business. The Company was not in default (as defined in the indenture) under the indenture as of December 31, 2008. (See Note 14, “Guarantor Financial Information”). The fair value of the Company’s senior notes at December 31, 2008 was approximately $31.6 million.
     3 3/4% Senior Convertible Notes, due 2037
On April 25, 2007, the Company issued $115.0 million aggregate principal amount of 3 3/4% Senior Convertible Notes due 2037 (the “Notes”) for net proceeds of $111.6 million after underwriters’ discounts and commissions of approximately $3.4 million. The Notes bear interest at a rate of 3 3/4% per annum, payable semi-annually in arrears, on May 1 and November 1 of each year, beginning November 1, 2007. The Notes will mature on May 1, 2037 unless earlier converted, redeemed or repurchased. The holders of the Notes have the right to require the Company to purchase all or a portion of the Notes on May 1, 2012, May 1, 2017, May 1, 2022, May 1, 2027 and May 1, 2032. The Notes will be convertible at the holder’s option, in whole or in part, at an initial conversion rate of 32.9598 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $30.34 per share) at any time prior to the close of business on the business day immediately preceding

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(7) Long-Term Debt, Continued
the final maturity date of the Notes, subject to prior repurchase of the Notes. The conversion rate may be adjusted from time to time in certain instances. Upon conversion of a Note, the Company will have the option to deliver shares of common stock, cash or a combination of cash and shares of common stock for the Notes surrendered. In addition, following certain fundamental changes that occur prior to maturity, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such fundamental changes by a number of additional shares of common stock. Although the Notes do not contain any financial covenants, the Notes contain covenants that require the Company to properly make payments of principal and interest, provide certain reports, certificates and notices to the trustee under various circumstances, cause its wholly-owned subsidiaries to become guarantors of the debt, maintain an office or agency where the Notes may be presented or surrendered for payment, continue its corporate existence, pay taxes and other claims, and not seek protection from the debt under any applicable usury laws. The fair value of the Notes at December 31, 2008 was approximately $52.8 million.
The accompanying consolidated financial statements include accretion of the resulting debt discount of approximately $4.2 million and $2.7 million for the years ended December 31, 2008 and 2007, respectively. The remaining discount will be amortized through May 2012 when the holders of the Notes can first require the Company to purchase all or a portion of the Notes. Combining the cash interest cost with the amortization of debt discount, the Notes have an effective interest rate of 8.2% with total interest cost of $8.5 million and $5.7 million in each of the years ended December 31, 2008 and 2007.
     Credit Facility
On November 3, 2008, the Company entered into a Second Amended and Restated Credit Agreement with JP Morgan Chase Bank, N.A. and certain other financial institutions, which, among other changes, increased the amount of its revolving credit facility to $590.0 million. As of December 31, 2008 the borrowing base under the revised facility was $295.0 million with an outstanding balance of $294.5 million. The borrowing base is redetermined semiannually. The revised facility has variable interest rates based on the ratio of outstanding debt to the borrowing base. Interest rates vary between Libor plus 1.5% to Libor plus 3.5% for Eurodollar loans and 0% to 2.0% for base rate loans. The applicable base rate is the greater of the daily federal funds rate plus 0.5%, the one month Libor rate plus 2.5% or the prime rate as of such day. The LIBOR based and prime based rates as of December 31, 2008 were approximately 5.38% and 5.25%, respectively. The weighted average interest rate payable on borrowings under the facility was 5.37% at December 31, 2008. The amended credit agreement also provided for a conforming borrowing base that will take effect on the earlier of November 3, 2009 or, if they are consummated, the dates upon which certain defined asset sales are completed, and adds a mandatory prepayment provision for the sale or other disposition of certain assets. In addition, the amended credit agreement changed the maturity date of the credit facility to November 3, 2011. Borrowings under the amended credit agreement are available to finance the acquisition, exploration and development of oil and gas interests and related assets and activities, refinance certain existing debt and provide for working capital and general corporate purposes.
The Company was required to meet certain financial covenants beginning with the quarter ended December 31, 2008 including a current ratio of greater than 1 to 1 and consolidated net debt to consolidated EBITDAX (as defined in the amended credit agreement) for the preceding four consecutive fiscal quarters of less than 4.50 to 1.0 for the period ending December 31, 2008. At December 31, 2008, the Company was in compliance with its maximum debt to EBITDAX ratio, but did not meet its minimum current ratio and accounts payable covenants and, accordingly, the Company has classified the $294.5 million of debt outstanding under the bank credit facility at December 31, 2008 as current in the accompanying consolidated balance sheet.
Subsequently on March 2, 2009, the Company entered into the First Amendment to the Company’s Second Amended and Restated Credit Agreement (see Note 21) with JPMorgan and certain other financial institutions which waived the Company’s covenant violations existing at December 31, 2008, waived the March 31, 2009 current ratio covenant requirement and replaced the previous consolidated net debt to consolidated EBITDAX covenant with a senior

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(7) Long-Term Debt, Continued
secured debt to consolidated EBITDAX requirement for the preceding four consecutive fiscal quarters to be less than 4.0 to 1.0.
At December 31, 2007, the Company had $73.6 million outstanding under its credit facility with interest payable at variable rates based upon the ratio of outstanding debt to the borrowing base between prime + .25% and 1.00% for base rate loans and between Libor + 1.5% and 2.25% for Eurodollar loans. The weighted average interest rate payable on amounts outstanding under the line of credit at December 31, 2007 was approximately 7.25%.
     Credit Facility — DHS
On August 15, 2008, DHS entered into a new agreement with Lehman Commercial Paper to amend the December 20, 2007 Lehman credit facility. The revised agreement increased the borrowing base from $75.0 million to $150.0 million. The Lehman credit facility has a variable interest rate based on 90-day LIBOR plus a fixed margin of 5.50% which approximated 9.39% as of December 31, 2008 on the first $75.0 million (Term A) and a variable interest rate of 90 day LIBOR plus a fixed margin of 9.0% on the second $75.0 million (Term B) which approximated 12.89% as of December 31, 2008. Quarterly principal payments are required beginning April 1, 2010. The note matures on August 31, 2011. Although DHS has $54.0 million remaining available under its revised credit facility with Lehman Commercial Paper (Lehman), such amounts are not anticipated to be available due to Lehman’s bankruptcy and failure to fund prior draw requests on the facility. Annual principal payments are based upon a calculation of excess cash flow (as defined) for the preceding year and the first quarterly principal payment is due on April 1, 2010. DHS is required to meet certain quarterly financial covenants including maintaining (i) a Leverage Ratio (as defined) not to exceed 3.50 to 1.00 for the term of the loan; (ii) an Interest Coverage Ratio (as defined) to be greater than 2.50 to 1.00 for the term of the loan; (iii) minimum EBITDA amount of $20.0 million is required for twelve month periods ending prior to March 31, 2009, $25.0 million for periods ending prior to October 1, 2010 and for periods ending after October 1, 2010, the greater of $30.0 million plus the product of $1.4 million times the number of additional rigs purchased with proceeds from the Term B loan; and (iv) a Current Ratio at the end of each fiscal quarter of greater than 1.0 to 1.0. DHS incurred $980,000 of financing costs in conjunction with the revised agreement. Because of Lehman’s default, DHS does not have any additional borrowing capacity under the Lehman facility. As a result, the deferred financing costs attributable to the additional borrowing capacity of $54.0 million were written off in the fourth quarter of 2008. At December 31, 2008, DHS was in compliance with its quarterly debt covenants and restrictions under the facility. However, in the event that DHS is not successful in obtaining alternative financing or making satisfactory arrangements with the Lehman Commercial Paper, Inc. bankruptcy trustee, it is likely that DHS will be in default of its debt covenants under its credit facility in 2009 unless market conditions improve significantly. In such event, all of the amounts due under the credit facility would become immediately due and payable. All of the DHS rigs are pledged as collateral for the credit facility, and would be subject to foreclosure in the event of a default under the credit facility.
At December 31, 2007, $75.0 million was outstanding under the credit agreement with Lehman with interest payable at a variable interest rate based on 90-day LIBOR plus a fixed margin of 5.50% which approximated 10.43% as of December 31, 2007.
     Maturities
Maturities of long-term debt, in thousands of dollars, based on contractual terms are as follows:

Year ending December 31,
2009	$394,045
2010	125,985
2011	167,863
2012	115,000
2013	—
Thereafter	150,000

$952,893

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(8) Stockholders’ Equity
     Preferred Stock
The Company has 3,000,000 shares of preferred stock authorized, par value $.01 per share, issuable from time to time in one or more series. As of December 31, 2008 and 2007, no preferred stock was outstanding. As part of the reincorporation on January 31, 2006, the Company reduced the par value of its preferred stock to $.01 per share.
     Common Stock
On February 20, 2008, the Company issued 36.0 million shares of the Company’s common stock to Tracinda Corporation (“Tracinda”) at $19.00 per share for net proceeds of $667.1 million (including a $5.0 million deposit on the transaction received in December 2007), representing approximately 35% of the Company’s outstanding common stock. In conjunction with the transaction, a finder’s fee of 263,158 shares of common stock valued at $5.0 million based on the transaction’s $19.00 per share price was issued to an unrelated third party.
Subsequent to this initial transaction, Tracinda acquired an additional 4.5 million shares in the open market, increasing its ownership to approximately 39% of the Company’s outstanding common stock. In accordance with the initial stock purchase agreement, Tracinda agreed not to acquire more than 49% of the Company’s common stock prior to February 19, 2009.
During the years ended December 31, 2007 and 2006, the Company acquired oil and gas properties for 1,229,000 shares and 673,000 shares of the Company’s common stock, respectively. The shares were valued at $23.7 million and $16.1 million, respectively, based on the market price of the shares at the time of issuance.
During the years ended December 31, 2007 and 2006, the Company received net proceeds from public offerings of the Company’s common stock of $196.7 million for 9,898,000 shares, and $33.9 million for 1,500,000 shares, respectively.
On February 9, 2007, the Company issued 1.5 million non-vested shares as executive performance share grants to the Company’s four executive officers. The shares of common stock awarded will vest if the market price of Delta stock reaches and maintains certain price levels (See Note 3, “Summary of Significant Accounting Policies”).
On April 28, 2006, Castle stockholders approved the merger agreement between Delta and Castle. Delta, via its merger subsidiary DPCA, acquired Castle which held 6,700,000 shares of Delta, and issued 8,500,000 shares of its common stock to Castle’s stockholders, for a net issuance of 1,800,000 shares of common stock. The shares of the Company’s common stock were valued at $31.2 million using the average five-day closing price before and after the terms of the agreement were agreed to and announced.
     Treasury Stock
During 2008, DHS implemented a retention bonus plan whereby certain key managers of DHS were granted shares of Delta common stock, one-third of which vest on each one year anniversary of the grant date. In addition, similar incentive grants were made to DHS executives during 2008. The shares of Delta common stock used to fund the grants are to be proportionally provided by Delta’s issuance of new shares to DHS employees and Chesapeake’s contribution to DHS of Delta shares purchased in the open market. The Delta shares contributed by Chesapeake are recorded at historical cost in the accompanying consolidated balance sheet as treasury stock and will be carried as such until the shares vest. The Delta shares contributed by Delta are treated as non-vested stock issued to employees and therefore recorded as additions to additional paid in capital over the vesting period. Compensation expense is recorded on all such grants over the vesting period.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(8) Stockholders’ Equity, Continued
     Non-Qualified Stock Options — Directors and Employees
On December 14, 2004, the stockholders ratified the Company’s 2004 Incentive Plan (the “2004 Plan”) under which it reserved up to an additional 1,650,000 shares of common stock for issuance. Although grants of shares of common stock were made under the 2004 Plan during the 2006 fiscal year, no stock options were issued by the Company during that period.
On January 29, 2007, the stockholders ratified the Company’s 2007 Performance and Equity Incentive Plan (the “2007 Plan”). Subject to adjustment as provided in the 2007 Plan, the number of shares of Common Stock that may be issued or transferred, plus the amount of shares of Common Stock covered by outstanding awards granted under the 2007 Plan, may not in the aggregate exceed 2,800,000. The 2007 Plan supplements the Company’s 1993, 2001 and 2004 Incentive Plans. The purpose of the 2007 Plan is to provide incentives to selected employees and directors of the Company and its subsidiaries, and selected non-employee consultants and advisors to the Company and its subsidiaries, who contribute and are expected to contribute to the Company’s success.
Incentive awards under the 2007 Plan may include non-qualified or incentive stock options, limited appreciation rights, tandem stock appreciation rights, phantom stock, stock bonuses or cash bonuses. Options issued to date under the Company’s various incentive plans have been non-qualified stock options as defined in such plans.
A summary of the stock option activity under the Company’s various plans and related information for the year ended December 31, 2008 follows:

	Year Ended
	December 31, 2008
		Weighted-Average	Weighted-Average	Aggregate
		Exercise	Remaining Contractual	Intrinsic
	Options	Price	Term	Value
Outstanding-beginning of year	2,157,266	$9.04
Granted	—	—
Exercised	(560,016)	(9.49)
Expired / Returned	(69,000)	(14.79)

Outstanding-end of year	1,528,250	$8.62	4.49	$382,000

Exercisable-end of year	1,528,250	$8.62	4.49	$382,000

The Company recognizes the cost of share based payments over the period during which the employee provides service. Exercise prices for options outstanding under the Company’s various plans as of December 31, 2008 ranged from $1.87 to $15.46 per share and the weighted-average remaining contractual life of those options was 4.49 years. The Company has not issued stock options since the adoption of SFAS 123R, though it has the discretion to issue options again in the future.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(8) Stockholders’ Equity, Continued
The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006 were $5.3 million, $2.8 million and $12.3 million, respectively. No options were granted during the years ended December 31, 2008, 2007 and 2006.
A summary of the restricted stock (nonvested stock) activity under the Company’s plan and related information for the year ended December 31, 2008 follows:

	Year Ended
	December 31, 2008
		Weighted-Average	Weighted-Average	Aggregate
	Nonvested	Grant-Date	Remaining Contractual	Intrinsic
	Stock	Fair Value	Term	Value

Nonvested-beginning of year	2,114,621	$21.47
Granted	1,104,140	21.44
Vested	(830,382)	(21.83)
Expired / Returned	(365,267)	(20.32)

Nonvested-end of year	2,023,112	$21.51	2.37	$9,630,000

     Stock Based Compensation
The Company recognized stock compensation included in general and administrative expense as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006

Stock options	$—	$319	$1,447
Non-vested stock	10,218	8,347	3,435
Performance shares	5,662	6,924	—

Total	$15,880	$15,590	$4,882

     Restricted Stock — Directors and Employees
The total fair value of restricted stock vested during the years ended December 31, 2008, 2007 and 2006 was $6.2 million, $5.2 million and $2.4, respectively.
At December 31, 2008, 2007 and 2006, the total unrecognized compensation cost related to the non-vested portion of restricted stock and stock options was $22.2 million, $20.8 million and $11.4 million which is expected to be recognized over a weighted average period of 2.37, 6.90 and 2.08 years, respectively.
Cash received from exercises under all share-based payment arrangements for the years ended December 31, 2008, 2007 and 2006, was $5.1 million, $686,000, and $3.6 million, respectively. There were no tax benefits realized from the stock options exercised during the years ended December 31, 2008, 2007 and 2006. During the years ended December 31, 2008, 2007 and 2006, $8.4 million, $8.0 million and $4.6 million, respectively, of tax benefits were generated from the exercise of stock options; however, such benefit will not be recognized in stockholders’ equity until the period in which these amounts decrease current taxes payable.
(9) Employee Benefits
The Company adopted a profit sharing plan on January 1, 2002. All employees are eligible to participate and contributions to the profit sharing plan are voluntary and must be approved by the Board of Directors. Amounts contributed to the Plan vest over a six year service period.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(9) Employee Benefits, Continued
For the years ended December 31, 2008, 2007 and 2006, the Company expensed $914,000, $590,000, and $310,000, respectively, related to its profit sharing plan.
The Company adopted a 401(k) plan effective May 1, 2005. All employees are eligible to participate and make employee contributions once they have met the plan’s eligibility criteria. Under the 401(k) plan, the Company’s employees make salary reduction contributions in accordance with the Internal Revenue Service guidelines. The Company’s matching contribution is an amount equal to 100% of the employee’s elective deferral contribution which cannot exceed 3% of the employee’s compensation, and 50% of the employee’s elective deferral which exceeds 3% of the employee’s compensation but does not exceed 5% of the employee’s compensation.
(10) Commodity Derivative Instruments and Hedging Activities
The Company periodically enters into commodity price risk transactions to manage its exposure to oil and gas price volatility. These transactions may take the form of futures contracts, collar agreements, swaps or options. The purpose of the hedges is to provide a measure of stability to the Company’s cash flows in an environment of volatile oil and gas prices. All transactions are accounted for in accordance with requirements of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). Effective July 1, 2007, the Company elected to discontinue cash flow hedge accounting on a prospective basis. Beginning July 1, 2007, the Company recognizes mark-to-market gains and losses in current earnings instead of deferring those amounts in accumulated other comprehensive income. As a result of the Company’s election to discontinue hedge accounting, the amount recorded in accumulated other comprehensive income for hedges that were effective as of June 30, 2007 was fixed until the period those derivatives were settled, with all subsequent changes in fair value recorded in gain (loss) from ineffective derivative contracts. All amounts in accumulated other comprehensive income as of June 30, 2007 were reclassified to gain (loss) on effective derivative contracts as of December 31, 2007, as all such derivatives had settled.
At December 31, 2008, the Company did not have any outstanding derivative contracts. During late third quarter and early fourth quarter 2008, the Company cash settled the majority of its then outstanding derivative contracts in order to reduce counterparty credit risk. Contracts that were not terminated early settled in accordance with their original terms by December 31, 2008.
The net gains from all hedging activities recognized in the Company’s statements of operations were $21.7 million, $10.0 million, and $7.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.
(11) Income Taxes
The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Income tax expense (benefit) attributable to income from continuing operations consisted of the following for the years ended December 31, 2008, 2007 and 2006:

	Years Ended December 31,
	2008	2007	2006
	(In thousands)
Current:
U.S. — Federal	$—	$47	$192
U.S. — State	—	(5)	—
Foreign	66	—	—

Deferred:
U.S. — Federal	(11,235)	4,653	(7,271)
U.S. — State	(554)	315	(1,467)
Foreign	—	—	—

	$(11,723)	$5,010	$(8,546)

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(11) Income Taxes, Continued
Loss from continuing operations before taxes consists of the following for the years ended December 31, 2008, 2007 and 2006:

U.S.	$(479,991)	$(143,952)	$(20,579)
Foreign	—	—	—

Loss from continuing operations before taxes	$(479,991)	$(143,952)	$(20,579)

Income tax expense attributable to income from continuing operations was different from the amounts computed by applying U.S. Federal income tax rate of 35% to pretax income from continuing operations as a result of the following:

	Years Ended December 31,
	2008	2007	2006
Federal statutory rate	(35.0)%	(35.0)%	(35.0)%
State income taxes, net of federal benefit	(1.9)	(2.1)	(2.7)
Change in valuation allowance	34.7	40.6	—
Other	(0.3)	0.1	0.8

Actual income tax rate	(2.5)%	3.6%	(36.9)%

Included in the consolidated statement of operations as a component of discontinued operations for the year ended December 31, 2006 is a $5.0 million deferred tax provision on the sale and operations of properties that were sold during the year. Also included in the consolidated statement of operations as a component of extraordinary gain for the year ended December 31, 2006 is a $3.2 million deferred tax provision on the sale of properties acquired in the Castle acquisition.
Deferred tax assets (liabilities) are comprised of the following at December 31, 2008 and 2007 (in thousands):

	2008	2007
Current deferred tax assets (liabilities)
Derivative instruments	$—	$1,249
Accrued bonuses	116	1,737
Allowance for doubtful accounts	234	236
Accrued vacation liability	287	212
Prepaid insurance and other	(314)	(394)

Total current deferred tax assets	323	3,040

Less valuation allowance	(92)	(2,890)

Net current deferred tax asset	$231	$150

Long-term deferred tax assets (liabilities):
Deferred tax assets:
Net operating loss [1]	$136,934	$56,649
Asset retirement obligation	3,218	1,976
Percentage depletion	592	596
Property and equipment	81,837	—
Equity compensation	10,800	4,807
Marketable securities	1,690	—
Equity investments	421	—
Foreign taxes	478	—
Minimum tax credit	1,221	1,221
Other	481	153

Total long-term deferred tax assets	237,672	65,402
Valuation allowance	(213,613)	(48,176)

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(11) Income Taxes, Continued

	2008	2007
Net deferred tax asset	24,059	17,226

Deferred tax liabilities:
Property and equipment	(19,625)	(19,261)
Convertible debt discount	(5,458)	(7,011)
Other	—	(39)

Total long-term deferred tax liabilities	(25,083)	(26,311)

Net long-term deferred tax liability	$(1,024)	$(9,085)

[1]	Included in net operating loss carryforwards is $1.25 million at June 30, 2005 that related to the tax effect of stock options exercised and restricted stock for which the benefit was recognized in stockholders’ equity rather than in operations in accordance with FAS 109. Not included in the deferred tax asset for net operating loss at December 31, 2008 and 2007 is approximately $14.7 million and $7.9 million, respectively, that relates to the tax effect of stock options exercised for which the benefit will not be recognized in stockholders’ equity until the period that these amounts decrease taxes payable. The related $52.8 million tax deduction is included in the table of net operating losses shown below.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future results of operations, and tax planning strategies in making this assessment. Based upon the level of historical taxable income, significant book losses during the year ended December 31, 2008, and projections of future results of operations over the periods in which the deferred tax assets are deductible, among other factors, management concluded during the second quarter of 2007, and continues to conclude, that the Company does not meet the “more likely than not” requirement of SFAS 109 in order to recognize deferred tax assets. Accordingly, for the year ended December 31, 2008, the Company recorded in income tax expense an increase in the valuation allowance of $162.6 million offsetting the Company’s deferred tax assets.
At December 31, 2008, the Company had net operating loss carryforwards for regular and alternative minimum tax purposes as follows:

Regular tax net operating loss carryforwards	$425,343
Alternative minimum tax net operating loss carryforwards	419,611
If not utilized, the tax net operating loss carryforwards will expire from 2009 through 2028.
The Company’s net operating losses are scheduled to expire as follows (in thousands):

2009	$3,914
2010	6,004
2011	5,939
2012	994
2013 and thereafter	408,492

$425,343

In August 2007, the Company experienced cumulative ownership changes as defined by the Internal Revenue Code (“IRC”) 382 and as a result, a portion of the Company’s net operating loss utilization after the change date will be subject to IRC 382 limitations of approximately $45.0 million annually for federal income taxes.
Effective January 1, 2007, the Company adopted provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements in accordance with SFAS 109. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. Upon the

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(11) Income Taxes, Continued
adoption of FIN 48, the Company had no unrecognized tax benefits. During the year ended December 31, 2008, no adjustments were recognized for uncertain tax benefits.
The Company recognizes interest and penalties related to uncertain tax positions in income tax (benefit)/expense. No interest and penalties related to uncertain tax positions were accrued at December 31, 2008.
The tax years 2005 through 2007 for federal returns and 2004 through 2007 for state returns remain open to examination by the major taxing jurisdictions in which we operate, although no material changes to unrecognized tax positions are expected within the next twelve months.
(12) Related Party Transactions
     Transactions with Directors and Officers
During fiscal 2001 and 2000, Mr. Larson and Mr. Parker, officers of the Company at the time, guaranteed certain borrowings which have subsequently been repaid. As consideration for the guarantee of the Company’s indebtedness, each officer was assigned a 1% overriding royalty interest (“ORRI”) in the properties acquired with the proceeds of the borrowings. Each of Mr. Larson and Mr. Parker earned approximately $154,000, $110,000, and $142,000, for their respective 1% ORRI during the years ended December 31, 2008, 2007 and 2006, respectively.
     Accounts Receivable Related Parties
At December 31, 2008 and 2007, the Company had $331,000 and $276,000 of receivables from related parties, respectively. These amounts include drilling costs and lease operating expenses on wells owned by the related parties and operated by the Company.
(13) Earnings Per Share
The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

	Years Ended December 31,
	2008	2007	2006

Net income (loss) attributable to Delta common stockholders	$(456,064)	$(149,807)	$2,916

Basic weighted-average shares outstanding	95,530	61,297	51,702
Add: dilutive effects of stock options and unvested stock grants	—	—	1,611

Diluted weighted-average common shares outstanding	95,530	61,297	53,313

Net income (loss) per common share attributable to Delta common stockholders:
Basic	$(4.77)	$(2.44)	$.06

Diluted	$(4.77)	$(2.44)	$.05

`
Potentially dilutive securities excluded from the calculation of diluted shares outstanding include the following: 3,790,000 shares issuable on the conversion of the 3 3/4% Senior Convertible Notes for each period presented; 750,000 shares issuable pursuant to the February 9, 2007 performance share grants for the year ended December 31, 2008; 1,500,000 shares issuable pursuant to such grant for the year ended December 31, 2007; 1,528,000 and 2,157,000 stock options for the years ended December 31, 2008 and 2007, respectively; and 1,273,000 and 615,000 unvested shares issuable upon vesting under various stock compensation plans for the years ended December 31, 2008 and 2007, respectively.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(14) Guarantor Financial Information
On March 15, 2005, Delta issued $150.0 million of 7% Senior Notes (“Senior Notes”) that mature in 2015. In addition, on April 25, 2007, the Company issued $115.0 million of 3 3/4% Convertible Senior Notes due in 2037 (“Convertible Notes”). Both the Senior Notes and the Convertible Notes are guaranteed by all of the Company’s other wholly-owned subsidiaries (“Guarantors”). Each of the Guarantors, fully, jointly and severally, irrevocably and unconditionally guarantees the performance and payment when due of all the obligations under the Senior Notes and the Convertible Notes. DHS, CRBP, PGR, and Amber (“Non-guarantors”) are not guarantors of the indebtedness under the Senior Notes or the Convertible Notes.
The following financial information sets forth the Company’s condensed consolidated balance sheets as of December 31, 2008, and 2007, the condensed consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006, and the condensed consolidated statements of cash flows for the years ended December 31, 2008, 2007 and 2006 (in thousands). For purposes of the condensed financial information presented below, the equity in the earnings or losses of subsidiaries is not recorded in the financial statements of the issuer.
Condensed Consolidated Balance Sheet
December 31, 2008

		Guarantor	Non-Guarantor	Adjustments/
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Current assets	$167,536	$591	$54,630	$—	$222,757

Property and equipment:
Oil and gas	1,681,804	503	110,650	(11,944)	1,781,013
Drilling rigs and trucks	594	—	193,629	—	194,223
Other	76,932	36,359	1,892	—	115,183

Total property and equipment	1,759,330	36,862	306,171	(11,944)	2,090,419

Accumulated DD&A	(544,154)	(21,896)	(92,229)	—	(658,279)

Net property and equipment	1,215,176	14,966	213,942	(11,944)	1,432,140

Investment in subsidiaries	141,827	—	—	(141,827)	—
Other long-term assets	235,560	3,825	681	—	240,066

Total assets	$1,760,099	$19,382	$269,253	$(153,771)	$1,894,963

Current liabilities	$550,876	$172	$13,480	$—	$564,528

Long-term liabilities
Long-term debt and deferred taxes	435,684	1,800	94,872	—	532,356
Asset retirement obligation	6,307	10	268	—	6,585

Total long-term liabilities	441,991	1,810	95,140	—	538,941

Total Delta stockholders’ equity	738,128	17,400	160,633	(153,771)	762,390

Non-controlling interest	29,104	—	—	—	29,104

Total equity	767,232	17,400	160,633	(153,771)	791,494

Total liabilities and equity	$1,760,099	$19,382	$269,253	$(153,771)	$1,894,963

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(14) Guarantor Financial Information, Continued
Condensed Consolidated Statement of Operations
Year Ended December 31, 2008

		Guarantor	Non-Guarantor	Adjustments/
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Total revenue	$208,978	$721	$112,553	$(51,074)	$271,178

Operating expenses:
Lease operating expense	53,652	130	3,196	—	56,978
Depreciation and depletion	93,287	307	28,967	(9,302)	113,259
Exploration expense	10,975	—	—	—	10,975
Drilling and trucking operating expenses	—	—	62,422	(29,828)	32,594
Dry hole costs and impairments	417,494	21,469	29,349	—	468,312
General and administrative	48,145	71	5,391	—	53,607

Total expenses	623,553	21,977	129,325	(39,130)	735,725

Operating income (loss)	(414,575)	(21,256)	(16,772)	(11,944)	(464,547)

Other income and expenses	(16,267)	40	(11,077)	11,860	(15,444)
Income tax (expense) benefit	3,580	—	8,143	—	11,723
Discontinued operations	718	—	—	—	718

Net income (loss)	(426,544)	(21,216)	(19,706)	(84)	(467,550)

Less net (income) loss attributable to non-controlling interest	11,486	—	—	—	11,486

Net income (loss) attributable to Delta common stockholders	$(415,058)	$(21,216)	$(19,706)	$(84)	$(456,064)

Condensed Consolidated Statement of Cash Flows
Year Ended December 31, 2008

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Consolidated

Operating activities	$120,043	$669	$19,964	$140,676
Investing activities	(869,588)	(32,844)	(80,184)	(982,616)
Financing activities	805,881	32,019	59,722	897,622

Net increase (decrease) in cash and cash equivalents	56,336	(156)	(498)	55,682

Cash at beginning of the period	4,657	307	4,829	9,793

Cash at the end of the period	$60,993	$151	$4,331	$65,475

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(14) Guarantor Financial Information, Continued
Condensed Consolidated Balance Sheet
December 31, 2007

		Guarantor	Non-Guarantor	Adjustments/
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Current assets	$99,486	$898	$33,253	$—	$133,637

Property and equipment:
Oil and gas	917,242	487	80,784	(1,654)	996,859
Drilling rigs and trucks	595	—	145,502	—	146,097
Other	35,444	4,316	1,449	—	41,209

Total property and equipment	953,281	4,803	227,735	(1,654)	1,184,165

Accumulated DD&A	(203,091)	(125)	(41,937)	—	(245,153)

Net property and equipment	750,190	4,678	185,798	(1,654)	939,012

Investment in subsidiaries	87,961	—	—	(87,961)	—
Other long-term assets	25,092	3,800	8,513	—	37,405

Total assets	$962,729	$9,376	$227,564	$(89,615)	$1,110,054

Current liabilities	$135,997	$188	$7,011	$—	$143,196

Long-term liabilities
Long-term debt and deferred taxes	316,818	1,800	83,935	—	402,553
Asset retirement obligation	3,976	9	169	—	4,154

Total long-term liabilities	320,794	1,809	84,104	—	406,707

Total Delta stockholders’ equity	478,642	7,379	136,449	(89,615)	532,855

Non-controlling interest	27,296	—	—	—	27,296

Total equity	505,938	7,379	136,449	(89,615)	560,151

Total liabilities and equity	$962,729	$9,376	$227,564	$(89,615)	$1,110,054

Condensed Consolidated Statement of Operations
Year Ended December 31, 2007

		Guarantor	Non-Guarantor	Adjustments/
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Total revenue	$131,905	$577	$95,288	$(32,829)	$194,941

Operating expenses:
Lease operating expense	31,241	118	1,060	—	32,419
Depreciation and depletion	69,963	11	25,953	(6,031)	89,896
Exploration expense	9,062	—	—	—	9,062
Drilling and trucking operating expenses	—	—	59,720	(22,022)	37,698
Dry hole costs and impairments	85,084	—	—	2,375	87,459
General and administrative	44,543	(1)	5,079	—	49,621

Total expenses	239,893	128	91,812	(25,678)	306,155

Operating income (loss)	(107,988)	449	3,476	(7,151)	(111,214)

Other income and expenses	(25,351)	88	(8,705)	1,230	(32,738)
Income tax (expense) benefit	(4,486)	—	1,809	(2,333)	(5,010)
Discontinued operations	(2,076)	—	—	—	(2,076)

Net income (loss)	(139,901)	537	(3,420)	(8,254)	(151,038)

Less net (income) loss attributable to non-controlling interest	1,231	—	—	—	1,231

Net income (loss) attributable to Delta common stockholders	$(138,670)	$537	$(3,420)	$(8,254)	$(149,807)

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(14) Guarantor Financial Information, Continued
Condensed Consolidated Statement of Cash Flows
Year Ended December 31, 2007

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Consolidated

Operating activities	$70,280	$208	$16,515	$87,003
Investing activities	(286,428)	(1,538)	(38,586)	(326,552)
Financing activities	218,523	—	23,153	241,676

Net increase (decrease) in cash and cash equivalents	2,375	(1,330)	1,082	2,127

Cash at beginning of the period	2,282	1,637	3,747	7,666

Cash at the end of the period	$4,657	$307	$4,829	$9,793

Condensed Consolidated Statement of Operations
Year Ended December 31, 2006

		Guarantor	Non-Guarantor	Adjustments/
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Total revenue	$113,376	$1,362	$85,306	$(22,579)	$177,465

Operating expenses:
Lease operating expense	23,344	471	393	—	24,208
Depreciation and depletion	54,007	112	17,530	(3,394)	68,255
Exploration expense	4,687	—	3	—	4,690
Drilling and trucking operating expenses	—	—	47,077	(11,573)	35,504
Dry hole, abandonment and impaired	15,682	—	—	319	16,001
General and administrative	32,266	86	3,344	—	35,696

Total expenses	129,986	669	68,347	(14,648)	184,354

Income (loss) from continuing operations	(16,610)	693	16,959	(7,931)	(6,889)

Other income and expenses	(3,807)	(23)	(7,264)	(2,596)	(13,690)
Income tax benefit	13,317	—	(3,064)	(1,707)	8,546
Discontinued operations	11,984	—	—	—	11,984
Extraordinary gain	—	5,560	—	—	5,560

Net income (loss)	4,884	6,230	6,631	(12,234)	5,511

Less net (income) loss attributable to non-controlling interest	(2,595)	—	—	—	(2,595)

Net income (loss) attributable to Delta common stockholders	$(2,289)	$6,230	$6,631	$(12,234)	$2,916

Condensed Consolidated Statement of Cash Flows
Year Ended December 31, 2006

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Consolidated

Operating activities	$36,730	$(237)	$18,006	$54,499
Investing activities	(149,901)	20,941	(75,238)	(204,198)
Financing activities	113,505	(19,283)	57,624	151,846

Net increase (decrease) in cash and cash equivalents	334	1,421	392	2,147

Cash at beginning of the period	1,949	216	3,354	5,519

Cash at the end of the period	$2,283	$1,637	$3,746	$7,666

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(15) Commitments and Contingencies
The Company leases office space in Denver, Colorado and certain other locations in the states in which the Company operates and also leases equipment and autos under non-cancelable operating leases. Rent expense for the years ended December 31, 2008, 2007 and 2006, was approximately $1,596,000, $1,150,000, and $856,000, respectively. The following table summarizes the future minimum payments under all non-cancelable operating lease obligations (in thousands):

2009	$3,870
2010	2,447
2011	1,569
2012	1,422
2013	1,431
2014 and thereafter	2,436

$13,175

On April 30, 2007, the Company entered into agreements with four executive officers which provide for severance payments equal to three times the average of the officer’s combined annual salary and bonus, benefits continuation and accelerated vesting of options and stock grants in the event that there is a change in control of the Company. These agreements replaced similar agreements that expired on December 31, 2006.
Offshore Litigation
The Company and its 92% owned subsidiary, Amber, are among twelve plaintiffs in a lawsuit that was filed in the United States Court of Federal Claims (the “Court”) in Washington, D.C. alleging that the U.S. government materially breached the terms of forty undeveloped federal leases, some of which are part of the Company’s offshore California properties. On November 15, 2005 and October 31, 2006, the Court granted summary judgment as to liability and partial summary judgment as to damages with respect to thirty six of the forty total federal leases that are the subject of the litigation. Under a restitution theory of damages, the Court ruled that the government must give back to the current lessees the more than $1.1 billion in lease bonuses it had received at the time of sale. On January 19, 2006, the government filed a motion for reconsideration of the Court’s ruling as it relates to a single lease owned entirely by the Company (“Lease 452”). In its motion for reconsideration, the government has asserted that the Company should not be able to recover lease bonus payments for Lease 452 because, allegedly, a significant portion of the hydrocarbons has been drained by wells that were drilled on an immediately adjacent lease. The amount of lease bonus payments attributable to Lease 452 is approximately $92.0 million. A trial on the motion for reconsideration was completed in January 2008 and on February 25, 2009 the Court entered a judgment in the Company’s favor in the amount of $91.4 million. This judgment is subject to appeal by the government.
On January 12, 2007, the Court entered an order of final judgment awarding the lessees restitution of the original lease bonuses paid for thirty five of the forty lawsuit leases. Under this order, the Company is entitled to receive a gross amount of approximately $58.5 million, and Amber is entitled to receive a gross amount of approximately $1.5 million as reimbursement for the lease bonuses paid for all lawsuit leases other than Lease 452. The order of final judgment was affirmed in all respects by the United States Court of Appeals for the Federal Circuit on August 25, 2008, and the government’s petition seeking a rehearing of that decision was denied on December 5, 2008; however, on December 24, 2008, the Federal Circuit entered an order imposing a stay of the issuance of its mandate for a period of 90 days pending consideration of and the possible filing by the government of a petition for writ of certiorari with the United States Supreme Court. On February 23, 2009, the Supreme Court granted the government’s application for a thirty day extension, to April 4, 2009, to file a petition for a writ of certiorari. The government asserts in its application that it has not yet determined whether it will ultimately file such a petition in this case.
No payments will be made until all appeals have either been waived or exhausted. In the event that the Company ultimately receives any proceeds as the result of this litigation, it will be obligated to use a portion to pay the litigation expenses and to fulfill certain contractual commitments to third parties that grant them an overriding royalty on the litigation proceeds in an aggregate amount of approximately 10% of the proceeds on certain leases and a 20% sharing agreement on certain leases.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(15) Commitments and Contingencies, Continued
Shareholder Derivative Suit
Within the past two years, there has been significant focus on corporate governance and accounting practices in the grant of equity based awards to executives and employees of publicly traded companies, including the use of market hindsight to select award dates to favor award recipients. After being identified in a third-party report as statistically being at risk for possibly backdating option grants, in May 2006 the Company’s Board of Directors created a special committee comprised of outside directors of the Company. The special committee, which was advised by independent legal counsel and advisors, undertook a comprehensive review of the Company’s historical stock option practices and related accounting treatment. In June 2006 the Company received a subpoena from the U.S. Attorney for the Southern District of New York and an inquiry from the staff of the SEC related to the Company’s stock option grants and related practices. The special committee of the Company’s Board of Directors reported to the Board that, while its review revealed deficiencies in the documentation of the Company’s option grants in prior years, there was no evidence of option backdating or other misconduct by the Company’s executives or directors in the timing or selection of the Company’s option grant dates, or that would cause the Company to conclude that its prior accounting for stock option grants was incorrect in any material respect. The Company provided the results of the internal investigation to the U.S. Attorney and to the SEC in August of 2006, and was subsequently informed by both agencies that the matter had been closed.
During September and October of 2006, three separate shareholder derivative actions were filed on the Company’s behalf in U.S. District Court for the District of Colorado relating to the options backdating issue, all of which were consolidated into a single action. The consolidated complaint alleged that certain of the Company’s executive officers and directors engaged in various types of misconduct in connection with certain stock option grants. Specifically, the plaintiffs alleged that the defendant directors, in their capacity as members of the Company’s Board of Directors and its Audit or Compensation Committee, at the behest of the defendants who are or were officers and to benefit themselves, backdated the Company’s stock option grants to make it appear as though they were granted on a prior date when the Company’s stock price was lower. They alleged that these backdated options unduly benefited the defendants who are or were officers and/or directors, resulted in the Company issuing materially inaccurate and misleading financial statements and caused the Company to incur substantial damages. The action also sought to have the current and former officers and directors who are defendants disgorge to the Company certain options they received, including the proceeds of options exercised, as well as certain equitable relief and attorneys’ fees and costs. On September 26, 2007, the Court entered an Order dismissing the action for failing to plead sufficient facts to support the claims that were made in the complaint, and stayed the dismissal for ten days to allow the Plaintiffs to file a motion for leave to file an amended complaint. Extensions were granted and the Plaintiffs filed such a motion on October 29, 2007. The stay will remain in effect until the Court rules on the motion.
Castle/Longs Trust Litigation
As a result of the acquisition of Castle Energy in April 2006, the Company’s wholly-owned subsidiary, DPCA LLC, as successor to Castle, became party to Castle’s ongoing litigation with the Longs Trust in District Court in Rusk County, Texas. The Longs Trust litigation, which was originally the subject of a jury trial in November 2000, has been separated into two pending suits, one in which the Longs Trust is seeking relief on contract claims regarding oil and gas sales and gas balancing under joint operating agreements with various Castle entities, and the other in which Castle’s claims for unpaid joint interest billings and attorneys’ fees have been granted by the trial court and upheld on appeal. The Company intends to vigorously defend the Longs Trust breach of contract claims. The Company has not accrued any recoveries associated with the judgment against the Longs Trust, but will do so when and if they are ultimately collected.
Management does not believe that these proceedings, individually or in the aggregate, will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(16) Business Segments
The Company has two reportable segments: oil and gas exploration and production (“Oil and Gas”) and drilling operations (“Drilling”) through its ownership in DHS. Following is a summary of segment results for the years ended December 31, 2008, 2007 and 2006.

			Inter-segment
	Oil and Gas	Drilling	Eliminations	Consolidated
	(In thousands)
Year Ended December 31, 2008
Revenues from external customers	$221,733	$49,445	$—	$271,178
Inter-segment revenues	—	51,074	(51,074)	—

Total revenues	221,733	100,519	(51,074)	271,178

Operating income (loss)	(432,650)	(19,953)	(11,944)	(464,547)

Other income and (expense) [1]	(16,221)	(11,083)	11,860	(15,444)

Income (loss) from continuing operations, before tax	$(448,871)	$(31,036)	$(84)	$(479,991)

Year Ended December 31, 2007
Revenues from external customers	$136,583	$58,358	$—	$194,941
Inter-segment revenues	—	34,410	(34,410)	—

Total revenues	136,583	92,768	(34,410)	194,941

Operating income (loss)	(108,501)	8,931	(11,644)	(111,214)

Other income and (expense) [1]	(25,264)	(8,705)	1,231	(32,738)

Income (loss) from continuing operations, before tax	$(133,765)	$226	$(10,413)	$(143,952)

Year Ended December 31, 2006
Revenues from external customers	$117,862	$59,603	$—	$177,465
Inter-segment revenues	—	25,033	(25,033)	—

Total revenues	117,862	84,636	(25,033)	177,465

Operating income (loss)	(14,424)	19,655	(12,120)	(6,889)

Other income and (expense) [1]	(3,831)	(7,264)	(2,595)	(13,690)

Income (loss) from continuing operations, before tax	$(18,255)	$12,391	$(14,715)	$(20,579)

December 31, 2008
Total Assets	$1,797,683	$163,240	$(65,960)	$1,894,963

December 31, 2007:
Total Assets	$1,005,294	$146,314	$(41,554)	$1,110,054

[1]	Includes interest and financing costs, gain on sale of marketable securities, unrealized losses on derivative contracts and other miscellaneous income for Oil and Gas, and other miscellaneous income for Drilling. Non-controlling interest is included in inter-segment eliminations.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(17) Selected Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(In thousands, except per share amounts)
Year Ended December 31, 2008
Total revenue	$64,480	$81,107	$72,048	$53,543
Income (loss) from continuing operations before income taxes, discontinued operations, non-controlling interest and cumulative effect	(21,728)	(24,110)	45,762	(479,914)
Net income (loss) attributable to Delta common stockholders	(20,782)	(23,387)	48,798	(460,693)
Net income (loss) per common share attributable to Delta common stockholders: [1]
Basic	$(.26)	$(.23)	$.48	$(4.55)
Diluted	$(.26)	$(.23)	$.45	$(4.55)

Year Ended December 31, 2007
Total revenue	$41,480	$47,715	$51,697	$54,049
Income (loss) from continuing operations before income taxes, discontinued operations, non-controlling interest and cumulative effect	(21,750)	(79,789)	(10,532)	(31,881)
Net income (loss) attributable to Delta common stockholders	(18,346)	(95,969)	(6,027)	(29,465)
Net income (loss) per common share attributable to Delta common stockholders: [1]
Basic	$(.33)	$(1.54)	$(.09)	$(.45)
Diluted	$(.33)	$(1.54)	$(.09)	$(.45)

[1]	The sum of individual quarterly net income per share may not agree with year-to-date net income per share as each period’s computation is based on the weighted average number of common shares outstanding during the period.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(18) Immaterial Corrections in Prior Periods
During the year ended December 31, 2008, the Company identified an immaterial correction related to the calculation of the intercompany profit to be eliminated in consolidation on drilling services performed by DHS for Delta. Historically, the Company has eliminated intercompany profit on the total cost of the wells rather than only on Delta’s working interest share of the cost of the wells drilled. Additionally, no allocation of rig depreciation expense was included in the calculation of the intercompany profit to be eliminated. These corrections affected the Company’s previously reported interim and annual financial statements for the six months ended December 31, 2005, the years ended December 31, 2006 and 2007, and the quarter ended March 31, 2008. The Company does not consider these corrections to be material to these previously filed financial statements. These corrections have been reflected in the financial statements for the prior periods included in this annual report on Form 10-K. The following summarizes the effect of the immaterial corrections on the financial statements for the prior periods presented in this Form 10-K (in thousands, except per share data):

	Year Ended December 31, 2007		Year Ended December 31, 2006
	Previously Reported (1)(2)	As Revised (2)	Previously Reported (1)(2)	As Revised (2)

Total Revenues	$193,360	$194,941	$175,011	$177,465
Operating expenses	309,067	306,155	186,088	184,354

Operating loss	$(115,707)	$(111,214)	$(11,077)	$(6,889)

Income (loss) from continuing operations	$(147,271)	$(145,111)	$(17,109)	$(14,628)
Net income (loss)	$(149,347)	$(147,187)	$435	$2,916

Basic income (loss) per common share:
Loss from continuing operations	$(2.40)	$(2.37)	$(.33)	$(.28)
Net income (loss)	$(2.44)	$(2.40)	$.01	$.06
Diluted income (loss) per common share:
Loss from continuing operations	$(2.40)	$(2.37)	$(.33)	$(.28)
Net income (loss)	$(2.44)	$(2.40)	$.01	$.05

Oil and gas properties	$987,874	$996,859
Total long-term assets	$42,397	$37,856
Total assets	$1,105,195	$1,110,644
Stockholders’ equity	$508,405	$513,854
Total liabilities and stockholders’ equity	$1,105,195	$1,110,644

(1)	Reclassified for discontinued operations.

(2)	Do not give effect to the restrospective adoption of recent accounting principles. See note 22.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(19) Disclosures About Capitalized Costs, Costs Incurred and Major Customers (Unaudited)
Capitalized costs related to oil and gas activities are as follows (in thousands):

	December 31,	December 31,	December 31,
	2008	2007	2006
Unproved properties	$415,573	$247,466	$217,573
Proved properties	1,365,440	749,393	564,242

	1,781,013	996,859	781,815
Accumulated depreciation and depletion	(548,618)	(204,014)	(116,151)

	$1,232,395	$792,845	$665,664

Costs incurred in oil and gas activities are as follows (in thousands):

	December 31,	December 31,	December 31,
	2008	2007	2006
Unproved property acquisition costs	$180,149	$28,713	$61,527
Proved property acquisition costs	41,666	46,158	3,255
Development costs incurred on proved undeveloped reserves	123,999	144,156	46,144
Development costs — other	261,588	119,607	159,807
Exploration and dry hole costs	122,827	35,735	9,013

	$730,229	$374,369	$279,746

Included in costs incurred are asset retirement obligation costs for all periods presented.
Changes in capitalized exploratory well costs are as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006
Balance at beginning of year	$44,091	$27,453	$357
Additions to capitalized exploratory well costs pending the determination of proved reserves	12,397	30,797	27,744
Exploratory well costs included in property divestitures	(1,677)	(2,941)	—
Reclassified to proved oil and gas properties based on the determination of proved reserves	(563)	—	(357)
Capitalized exploratory well costs charged to dry hole expense	(40,436)	(11,218)	(291)

Balance at end of year	$13,812	$44,091	$27,453

Exploratory well costs capitalized for one year or less	13,812	35,649	27,453
Exploratory well costs capitalized for greater than one year after completion of drilling	—	8,442	—

Balance at end of year	$13,812	$44,091	$27,453

The table does not include amounts that were capitalized and either subsequently expensed or reclassified to producing well costs in the same period.
Included in capitalized exploratory well costs capitalized for greater than one year at December 31, 2007 were two projects. One project representing $1.7 million of the costs was non-operated and pending connection to a new field gathering system. During 2008, the field that included the project was sold. The second project representing $6.8 million of the costs capitalized for greater than one year at December 31, 2007 was related to the Company’s Paradox Basin properties. During 2008, substantial additional work was performed, but in the fourth quarter of 2008, as a result of drilling results and the decline in commodity prices, the costs were charged to dry hole expense.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(19) Disclosures About Capitalized Costs, Costs Incurred and Major Customers (Unaudited), Continued
A summary of the results of operations for oil and gas producing activities, excluding general and administrative cost, is as follows:

	Years Ended December 31,
	2008	2007	2006
Revenue:
Oil and gas revenues	$221,733	$123,729	$102,540
Expenses:
Production costs	56,978	32,419	24,208
Depletion and amortization	96,490	71,867	53,657
Exploration	10,975	9,062	4,690
Abandoned and impaired properties	327,112	58,411	11,359
Dry hole costs	111,851	29,048	4,642

Results of operations of oil and gas producing activities	$(381,673)	$(77,078)	$3,984

Income from operations of properties sold, net	—	1,922	5,272
Gain (loss) on sale of properties	—	(3,998)	6,712

Results of discontinued operations of oil and gas producing activities	$—	$(2,076)	$11,984

During the year ended December 31, 2008, customer A and customer B accounted individually for 31% and 25%, respectively, of the Company’s total oil and gas sales. During the year ended December 31, 2007, customer B and customer C accounted individually for 27% and 13%, respectively, of the Company’s total oil and gas sales. During the year ended December 31, 2006, customer B and customer D individually accounted for 24% and 15%, respectively, of the Company’s total oil and gas sales.
(20) Information Regarding Proved Oil and Gas Reserves (Unaudited)
Proved Oil and Gas Reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. For the purposes of this disclosure, the Company has included reserves it is committed to and anticipates drilling. Substantially all of the Company’s proved undeveloped reserves are attributable to its properties in the Piceance Basin. The Company’s reserves have been calculated assuming an aggregate cost to develop the reserves over a 10 year period of approximately $1.3 billion. The Company previously announced its intention to seek a joint venture partner to jointly develop the properties. Based on the interest expressed by potential industry partners, after reviewing the data presented to them, the Company is reasonably certain that it will be successful in attracting other financing for, or entering into a joint venture arrangement for, the development of the properties, and therefore has the ability and intent to develop proved undeveloped reserves disclosed in the table below.
     (i) Reservoirs are considered proved if economic producability is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.
     (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(20) Information Regarding Proved Oil and Gas Reserves (Unaudited), Continued
     (iii) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as “indicated additional reserves;” (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids that may occur in underlaid prospects; and (D) crude oil, natural gas, and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.
Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.
Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other un-drilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.
“Prepared” reserves are those quantities of reserves which were prepared by an independent petroleum consultant. “Audited” reserves are those quantities of revenues which were estimated by the Company’s employees and audited by an independent petroleum consultant. An audit is an examination of a company’s proved oil and gas reserves and net cash flow by an independent petroleum consultant that is conducted for the purpose of expressing an opinion as to whether such estimates, in aggregate, are reasonable and have been estimated and presented in conformity with generally accepted petroleum engineering and evaluation principles.
Estimates of the Company’s oil and natural gas reserves and present values as of December 31, 2008, December 31, 2007, and December 31, 2006 were prepared by Ralph E. Davis Associates, Inc., the Company’s independent reserve engineers.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(20) Information Regarding Proved Oil and Gas Reserves (Unaudited), Continued
A summary of changes in estimated quantities of proved reserves for the years ended December 31, 2008, 2007, and 2006 is as follows (in thousands):

	Gas	Oil	Total
	(MMcf)	(MBbl)	(MMcfe)

Estimated Proved Reserves: Balance at December 31, 2005	181,154	14,709	269,408

Revisions of quantity estimate	(23,050)	(3,271)	(42,676)
Extensions and discoveries	90,738	3,533	111,936
Purchase of properties	7,590	3	7,608
Sale of properties	(23,706)	(673)	(27,744)
Production	(8,022)	(1,354)	(16,146)

Estimated Proved Reserves: Balance at December 31, 2006	224,704	12,947	302,386

Revisions of quantity estimate	23,932	(2,101)	11,326
Extensions and discoveries	86,269	2,423	100,807
Purchase of properties	10,559	266	12,155
Sale of properties	(24,738)	(1,425)	(33,288)
Production	(11,253)	(1,085)	(17,763)

Estimated Proved Reserves: Balance at December 31, 2007	309,473	11,025	375,623

Revisions of quantity estimate	191,002	(4,108)	166,354
Extensions and discoveries	152,801	1,652	162,713
Purchase of properties	193,351	1,877	204,613
Sale of properties	—	—	—
Production	(18,950)	(993)	(24,908)

Estimated Proved Reserves: Balance at December 31, 2008	827,677	9,453	884,395

Proved developed reserves:

December 31, 2006	65,026	6,287	102,748
December 31, 2007	92,194	4,548	119,482
December 31, 2008	161,552	3,274	181,196
Future net cash flows presented below are computed using year end prices and costs and are net of all overriding royalty revenue interests.
Future corporate overhead expenses and interest expense have not been included.

	2008	2007	2006
	(in thousands)
Future net cash flows	$3,542,332	$2,951,481	$1,765,334
Future costs:
Production	924,705	735,610	481,646
Development and abandonment	1,337,842	585,622	329,355
Income taxes	—	226,354	76,935

Future net cash flows	1,279,785	1,403,895	877,398
10% discount factor	(1,120,417)	(702,021)	(394,164)

Standardized measure of discounted future net cash flows	$159,368	$701,874	$483,234

Estimated future development cost anticipated for following two years on existing properties	$216,293	$334,326	$250,224

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(20) Information Regarding Proved Oil and Gas Reserves (Unaudited), Continued
The principal sources of changes in the standardized measure of discounted net cash flows during the years ended December 31, 2008, 2007 and 2006 are as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006

Beginning of the year	$701,874	$483,234	$749,624
Sales of oil and gas production during the period, net of production costs	(164,755)	(95,976)	(98,340)
Purchase of reserves in place	289,040	38,364	14,716
Net change in prices and production costs	(907,844)	286,255	(567,435)
Changes in estimated future development costs	(27,087)	(106,678)	(35,041)
Extensions, discoveries and improved recovery	242,079	135,868	213,741
Revisions of previous quantity estimates, estimated timing of development and other	(281,302)	(83,240)	(82,456)
Previously estimated development and abandonment costs incurred during the period	123,999	144,156	46,144
Sales of reserves in place	—	(77,631)	(55,640)
Change in future income tax	113,177	(70,801)	222,959
Accretion of discount	70,187	48,323	74,962

End of year	$159,368	$701,874	$483,234

(21) Subsequent Events
On March 2, 2009, the Company entered into the First Amendment to the Second Amended and Restated Credit Agreement (the “Forbearance Agreement and Amendment to the Credit Facility”) with JPMorgan Chase Bank, N.A., as agent, and certain of the financial institutions that are party to its credit agreement in which, among other changes, the lenders provided the Company relief for a period ending April 15, 2009 at the earliest and no later than June 15, 2009, dependent upon the progress of the Company’s capital raising efforts, from acting upon their rights and remedies as a result of the Company’s violation of accounts payable and current ratio covenants. The Forbearance Agreement and Amendment to the Credit Facility waives the March 31, 2009 current ratio covenant requirement, and, if the Company successfully completes its capital raising efforts, replaces the previous consolidated net debt to consolidated EBITDAX covenant with a senior secured debt to consolidated EBITDAX requirement for the preceding four consecutive fiscal quarters to be less than 4.0 to 1.0. In accordance with the Forbearance Agreement and Amendment to the Credit Facility, the borrowing base will be reduced upon the successful completion of the Company’s capital raising efforts from $295.0 million to $225.0 million, with a conforming borrowing base of $185.0 million until the next scheduled redetermination date (September 1, 2009). The Forbearance Agreement and Amendment to the Credit Facility requires that the Company raise net proceeds of at least $140.0 million through its capital raising efforts on or before the forbearance termination date and that the Company reduce its amounts outstanding under the facility to not more than $225.0 million and pay accounts payable with such net proceeds. The revised variable interest rates are based on the ratio of outstanding credit to conforming borrowing base and vary between Libor plus 2.5% to Libor plus 5.0% for Eurodollar loans and 1.625% to 4.125% for base rate loans. The Forbearance Agreement and Amendment to the Credit Facility changes the maturity date to January 15, 2011. The Forbearance Agreement and Amendment to the Credit Facility also required that the Company execute derivative contracts to put in place a commodity floor price for anticipated production equal to a minimum of 40% for the last two quarters of 2009, 70% for the calendar year 2010 and 50% for the calendar year 2011.
On April 14, 2009, the Company entered into an amendment letter to the Forbearance Agreement and Amendment to the Credit Facility with the lenders that extended the forbearance period termination date from April 15, 2009 to May 1, 2009 and on April 30, 2009 entered into a second amendment letter extending that date to May 15, 2009 (the “Amendment Letters”).

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(21) Subsequent Events, Continued
On April 22, 2009, DHS entered into a Forbearance Agreement (the “DHS Forbearance”) with Lehman in which Lehman agreed to forbear until May 15, 2009 from exercising its rights and remedies under the credit agreement including, among other actions, acceleration of all amounts due under the credit agreement or foreclosure on the DHS rigs and other assets pledged as collateral, including accounts receivable.
(22) Retrospective Adoption of Recent Accounting Pronouncements
In March 2008, the FASB affirmed FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)”. The FSP requires the proceeds from the issuance of convertible debt instruments to be allocated between a liability component (debt issued at a discount) and an equity component. The resulting debt discount is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. The FSP was adopted effective January 1, 2009. This FSP changes the accounting treatment for the Company’s 3 3/4% Senior Convertible Notes issued April 25, 2007 since it is to be applied retrospectively upon adoption. The fair value of the liability and equity components were determined based on the Company’s estimated borrowing rate at the date of issuance, and as a result, the liability component of the issuance was approximately $92.7 million and the equity component of the issuance was approximately $22.3 million. The debt discount on the liability component is accreted over the initial term of the Notes to May 1, 2012 (the earliest date the holders can require the Company to repurchase the Notes) including $4.2 million and $2.7 million for the years ended December 31, 2008 and 2007, respectively.
In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for non-controlling interests (“minority interests”) in subsidiaries. SFAS 160 clarifies that a non-controlling interest in a subsidiary should be accounted for as a component of equity separate from the parent’s equity. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, or fiscal year 2009, and must be applied prospectively, except for the presentation and disclosure requirements, which are applied retrospectively. The Company adopted the provisions of SFAS 160 on January 1, 2009. The presentation of these financial statements has been revised to reflect the retrospective application of SFAS 160.

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006
(22) Retrospective Adoption of Recent Accounting Pronouncements, Continued
The result of the adoption of FSP APB 14-1 on the previously reported financial statements for 2008 and 2007 is as follows:

	Year Ended December 31, 2008		Year Ended December 31, 2007
	Previously		Previously
	Reported	As Revised	Reported	As Revised

Interest expense and financing costs	$(41,421)	$(45,489)	$(29,279)	$(31,899)

Amounts attributable to Delta common stockholders:
Loss from continuing operations	$(452,714)	$(456,782)	$(145,111)	$(147,731)
Net loss	$(451,996)	$(456,064)	$(147,187)	$(149,807)

Basic income (loss) per common share attributable to Delta common stockholders:
Loss from continuing operations	$(4.74)	$(4.78)	$(2.37)	$(2.41)
Net loss	$(4.73)	$(4.77)	$(2.40)	$(2.44)

Diluted income (loss) per common share attributable to Delta common stockholders:
Loss from continuing operations	$(4.74)	$(4.78)	$(2.37)	$(2.41)
Net loss	$(4.73)	$(4.77)	$(2.40)	$(2.44)

Total assets	$1,894,414	$1,894,963	$1,110,644	$1,110,054

3 3/4% senior convertible notes	$115,000	$99,616	$115,000	$95,409
Total long-term liabilities	$554,325	$538,941	$426,298	$406,707
Additional paid-in capital	$1,350,502	$1,372,123	$664,733	$686,354
Total equity	$747,457	$791,494	$513,854	$560,151
Notes 3, 7, 11, 13, 14, 16, and 17 to the consolidated financial statements have also been revised to reflect the retrospective application of FSP APB 14-1 and SFAS 160.